================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          WENDY'S INTERNATIONAL, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                   [WENDY'S LOGO]       [TIM HORTON'S LOGO]

                   WENDY'S INTERNATIONAL, INC.

                   Notice of 1999
                   Annual Meeting of Shareholders

                   Proxy Statement and Appendix

[FOOD AND STORE PHOTOS]

       CONTENTS

       Notice of Annual Meeting of Shareholders
    1  Proxy Statement
    1  Voting Securities and Principal Holders Thereof
    3  Election of Directors
    6  Committees of Directors
    7  Compensation of Management
    7  Summary Compensation Table
    8  Options Granted in Last Fiscal Year
    9  Aggregated Option Exercises in Last Fiscal Year and Fiscal
         Year-End Option Values
    9  Report of the Compensation Committee on Executive
         Compensation
   13  Comparison of Five-Year Total Return for Wendy's
         International, Inc., Specified Peer Groups and the S&P 500
         Index
   15  Executive Agreements
   17  Certain Transactions Involving Management
   18  Selection of Independent Public Accountants
   18  Approval of Performance Goals of the Amended and Restated
         Senior Executive Earnings Maximization Plan
   21  Other Matters
  A-1  Annex -- Wendy's International, Inc. Amended and Restated
         Senior Executive Earnings Maximization Plan

       Appendix
 AA-1  Management's Review and Outlook
 AA-9  Consolidated Statements of Income
AA-10  Consolidated Balance Sheets
AA-11  Consolidated Statements of Cash Flows
AA-12  Consolidated Statements of Shareholders' Equity
AA-13  Consolidated Statements of Comprehensive Income
AA-14  Notes to the Consolidated Financial Statements
AA-25  Management's Statement of Responsibility for Financial
         Statements, Report of Independent Accountants
AA-26  Officers and Directors
AA-27  Market for Common Stock and Related Stockholder Matters
AA-27  Selected Financial Data
AA-28  Safe Harbor Statement
       Map to Wendy's Annual Meeting

WENDY'S INTERNATIONAL, INC.
P.O. Box 256
Dublin, Ohio 43017-0256

--------------------------------------------------------------------------------
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Wendy's International, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of Wendy's International, Inc. (the "Company") will be held at the AMC Lennox Towne Center Theatres, 777 Kinnear Road, Columbus, Ohio 43212, on Tuesday, May 4, 1999, at 10:00 a.m., local time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

     1. To elect five Directors, each for a term of three years.

     2. To ratify the selection of PricewaterhouseCoopers LLP as the independent public accountants of the Company for the current year.

     3. To approve the performance goals of the Amended and Restated Senior Executive Earnings Maximization Plan.

     4. To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on March 8, 1999, are entitled to notice of and to vote at the Annual Meeting of Shareholders.

--------------------------------------------------------------------------------
YOUR VOTE IS IMPORTANT

You are urged to date, sign and promptly return the enclosed Proxy so that your shares may be voted in accordance with your wishes and so that the presence of a quorum may be assured. The prompt return of your signed Proxy, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional Proxy solicitation. The giving of such Proxy does not affect your right to vote in person in the event you attend the meeting. You are cordially invited to attend the meeting, and we request that you indicate your plans in this respect in the space provided on the enclosed form of Proxy.

                                                  /s/ Frederick R. Reed
                                                   FREDERICK R. REED
                                                       Secretary

Dublin, Ohio
March 10, 1999

WENDY'S INTERNATIONAL, INC.
P.O. Box 256
Dublin, Ohio 43017-0256
(614) 764-3100

--------------------------------------------------------------------------------
PROXY STATEMENT

The enclosed Proxy, for use at the Annual Meeting of Shareholders to be held on Tuesday, May 4, 1999, and any adjournments thereof, is being solicited on behalf of the Board of Directors of the Company. Without affecting any vote previously taken, the Proxy may be revoked by the shareholder by giving notice of revocation to the Company in writing or in open meeting. Unless otherwise specified, all properly executed Proxies received by the Board of Directors will be voted "FOR" the election as Directors of the nominees listed below under "ELECTION OF DIRECTORS", "FOR" the ratification of the selection of independent public accountants and "FOR" the approval of the performance goals of the Amended and Restated Senior Executive Earnings Maximization Plan.

Solicitation of Proxies may be made by mail, personal interview, telephone and telegraph by Officers, Directors and regular employees of the Company. In addition, the Company has retained, at an estimated cost of $10,000 plus reasonable expenses, Georgeson & Co., a firm specializing in proxy solicitation. All costs of solicitation will be borne by the Company. This Proxy Statement, including the Notice of Meeting, was first mailed to shareholders on March 15, 1999.

--------------------------------------------------------------------------------
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

VOTING RIGHTS

The total number of outstanding shares entitled to vote at the meeting is 124,063,534, and only shareholders of record at the close of business on March 8, 1999, are entitled to notice of and to vote at said meeting or any adjournments thereof. Each shareholder is entitled to one vote for each share held and has cumulative voting rights in the election of Directors. A shareholder wishing to exercise cumulative voting must so notify the President, a Vice President or the Secretary of the Company in writing not less than 48 hours before the meeting. If cumulative voting is requested and if an announcement of such request is made upon the convening of the meeting by the Chairman or Secretary or by or on behalf of the shareholder requesting cumulative voting, each shareholder will have a number of votes equal to the number of Directors to be elected multiplied by the number of shares owned by such shareholder and will be entitled to distribute his votes among the nominees as the shareholder sees fit. If cumulative voting is requested, as described above, the enclosed Proxy would grant discretionary authority to the Proxies named therein to cumulate votes and to distribute the votes among the candidates.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information (based upon filings with the Securities and Exchange Commission) with respect to the persons known to the Company to own beneficially more than five percent of the outstanding common shares of the Company as of February 22, 1999:

                        (2) NAME AND               (3) AMOUNT AND
(1) TITLE OF             ADDRESS OF             NATURE OF BENEFICIAL
    CLASS             BENEFICIAL OWNER             OWNERSHIP (a)         (4) PERCENT OF CLASS
------------          ----------------          --------------------     --------------------
Common shares  Ronald V. Joyce                       15,526,631                  12.3%
               10 Blue Ridge Mountain Estates
               Calgary, Alberta T2M 4N4
               Canada
Common shares  Barrow, Hanley, Mewhinney &           11,453,300                   9.1%
               Strauss, Inc.
               One McKinney Plaza
               3232 McKinney Ave.,
               15th Floor
               Dallas, Texas, 75204-2429

---------
(a) Includes options exercisable within 60 days following February 22, 1999.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of February 22, 1999, certain information with respect to the Company's common shares owned beneficially by each Director, by each nominee for election as a Director of the Company, by the Executive Officers named in the Summary Compensation Table set forth on page 7 of this Proxy Statement and by all Directors and Executive Officers as a group:

                                                               (3) AMOUNT AND
                                                            NATURE OF BENEFICIAL
   (1) TITLE OF CLASS      (2) NAME OF BENEFICIAL OWNER       OWNERSHIP (a)(b)       (4) PERCENT OF CLASS
   ------------------      ----------------------------     --------------------     --------------------
(All of these are         R. David Thomas                         5,763,601                   4.6%
common shares.)           Ronald V. Joyce                        15,526,631                  12.3%
                          Gordon F. Teter                           517,910                    .4%
                          Frederick R. Reed                          69,453                    .1%
                          Ronald E. Musick                          257,478                    .2%
                          Paul D. House                             101,251                    .1%
                          W. Clay Hamner                              3,236                    --
                          Ernest S. Hayeck                            3,600                    --
                          Janet Hill                                  4,300                    --
                          Thomas F. Keller                            4,069                    --
                          True H. Knowles                             1,625                    --
                          Andrew G. McCaughey                         3,625                    --
                          Fielden B. Nutter, Sr.                     41,547                    --
                          James V. Pickett                           55,570                    --
                          Thekla R. Shackelford                      17,234                    --
                          John T. Schuessler                         96,591                    .1%
                          George Condos                              36,453                    --
                          All Directors and                      23,633,440                  18.7%
                          Executive Officers as a group
                          (31 persons)

---------
(a) The amounts reflected in this table include common shares in which there is shared voting and investment power.

(b) Includes options exercisable within 60 days following February 22, 1999.

The information with respect to beneficial ownership is based upon information furnished by each Director, nominee or Executive Officer, or information contained in filings made with the Securities and Exchange Commission.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and Executive Officers to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. The Company assists its Directors and Executive Officers in completing and filing those reports. The Company believes that during the last completed fiscal year all filing requirements applicable to its Directors and Executive Officers were complied with, except that one report, disclosing one transaction, was filed late by the Company on behalf of Mr. Pickett.

--------------------------------------------------------------------------------
ELECTION OF DIRECTORS

The Board of Directors has designated the following nominees for election as Directors of the Company with their terms to expire in 2002:

                                                                            DIRECTOR
DIRECTORS AND THEIR PRINCIPAL OCCUPATIONS                        AGE         SINCE
-----------------------------------------                        ---        --------
Thekla R. Shackelford (1)................................        64           1984
  Owner/President, School Selection Consulting
  Columbus, Ohio
Ronald E. Musick.........................................        58           1987(2)
  Executive Vice President
W. Clay Hamner (3).......................................        53           1987
  Chairman and Chief Executive Officer,
  Montrose Capital Corporation
  Durham, North Carolina
Gordon F. Teter (3)......................................        55           1990
  Chairman of the Board, Chief Executive Officer and
  President
Frederick R. Reed (3)....................................        50           1995
  Chief Financial Officer and Secretary

The following Directors will continue to serve after the 1999 Annual Meeting:

TERMS EXPIRING IN 2000
-----------------------
Fielden B. Nutter, Sr. (3)...............................        74           1980
  President, F.B. Nutter Leasing Co.
  Pompano Beach, Florida
James V. Pickett (1)(3)..................................        57           1982
  Chairman, The Pickett Realty Advisors Inc.;
  Vice Chairman, Banc One Capital Markets Corporation
  Dublin, Ohio
Thomas F. Keller (1)(3)..................................        67           1991
  R.J. Reynolds Professor of Business Administration,
  Fuqua School of Business, Duke University
  Durham, North Carolina


Ronald V. Joyce (3)......................................        68           1996
  Senior Chairman and Co-Founder,
  The TDL Group Ltd.
  Oakville, Ontario, Canada
Andrew G. McCaughey (3)..................................        76           1997
  Former Chairman and Chief Executive Officer,
  Scott's Hospitality Inc.
  Toronto, Ontario, Canada

TERMS EXPIRING IN 2001
-----------------------
R. David Thomas (1)......................................        66           1969
  Senior Chairman of the Board and Founder
Ernest S. Hayeck (3).....................................        74           1993
  Retired Judge, Trial Court of Massachusetts
Janet Hill (1)(3)........................................        51           1994
  Vice President, Alexander & Associates, Inc.
  Washington, D.C.
True H. Knowles (1)(3)...................................        61           1997
  Retired President and Chief Operating Officer,
  Dr Pepper Company, and Retired Executive Vice President
  Dr Pepper/Seven-Up Companies, Inc.
  Dallas, Texas
Paul D. House (3)........................................        55           1998
  President and Chief Operating Officer,
  The TDL Group Ltd.
  Oakville, Ontario, Canada

---------
(1) Mrs. Shackelford serves as a director of Bank One Corporation and Fiserv Inc.; Mr. Pickett serves as a director of Metatec Corporation and Karrington Health, Inc.; Mr. Keller serves as a director of Ladd Furniture Company, Hatteras Income Securities, Inc., Nations Funds, Inc., Nations Fund Trust, Nations Government Income Term Trust 2003, Inc., Nations Government Income Term Trust 2004, Inc., Nations Balanced Target Maturity Fund Inc., Mentor Funds Trust, DIMON International, American Business Products and Biogen Inc.; Mr. Thomas serves as a director of MarineMax, Inc.; Mrs. Hill serves as a director of The Progressive Corporation, First Union Bank of Virginia, Maryland and D.C. and Dean Foods Company; and Mr. Knowles serves as a director of Cott Corporation.

(2) Mr. Musick was also a Director of the Company from 1970 to 1981.

(3) Montrose Capital Corporation is a private investment company. Mr. Hamner was also Chairman and Chief Executive Officer of The Pantry, Inc. from July 11, 1994 until August 19, 1996. The Pantry, Inc. is a convenience store chain. Mr. Hamner is also Chairman and Chief Executive Officer of Swifty Serve, a convenience store chain with 520 stores operating in Georgia, Alabama, Florida and Mississippi.

    Mr. Teter became President and Chief Operating Officer of the Company on February 18, 1991. He added the title of Chief Executive Officer on January 1, 1995. He assumed his current position with the Company on February 19, 1997.

    Mr. Reed was a partner of Vorys, Sater, Seymour and Pease LLP from January 1, 1980 to August 31, 1996. He was Executive Vice President, General Counsel and Secretary of the Company from September 3, 1996 to April 1, 1997. He was Chief Financial Officer, General Counsel and Secretary from April 1, 1997 to August 31, 1998, at which time he assumed his current position.

    Mr. Nutter was also Chairman and Chief Executive Officer of John Henry Rock Drills, Inc. from September 1, 1993 to March 31, 1997. F.B. Nutter Leasing Co. is a real estate leasing and management company. John Henry Rock Drills, Inc. manufactured hydraulic rock drills.

    Mr. Pickett has served as President and Chief Executive Officer of various companies generally known as The Pickett Companies since 1969. The Pickett Companies are involved in real estate development, ownership and management. The Pickett Realty Advisors Inc. is one of the companies which comprises The Pickett Companies. Mr. Pickett became the Managing Director of the real estate investment group of Banc One Capital Corporation on February 1, 1993. He became Vice Chairman of Banc One Capital Corporation on January 1, 1997. Banc One Capital Corporation was the predecessor to Banc One Capital Markets Corporation.

    Mr. Keller was also Dean of the Fuqua School of Business at Duke University until he retired from that position on May 31, 1996.

    Mr. Joyce was Chairman and Chief Executive Officer of The TDL Group Ltd. until December 29, 1995, when that company became an indirect subsidiary of the Company.

    Mr. McCaughey was Chairman and Chief Executive Officer of Scott's Hospitality Inc. from April 30, 1989 to September 3, 1992. Scott's Hospitality Inc. operated restaurants and hotels, and was also involved with the school bus and retail photography industries. Scott's Hospitality Inc. had been a Canadian franchisee operating both Wendy's and Tim Hortons restaurants since 1987. The successor company to Scott's Hospitality Inc. presently operates 11 franchised Wendy's and 18 franchised Tim Hortons restaurants.

    Judge Hayeck was a Trial Court Justice for the State of Massachusetts from January 27, 1970 until he retired on January 26, 1993. Judge Hayeck was awarded the American Bar Association Franklin N. Flaschner Judicial Award in 1992. He is also a faculty member of the National Judicial College.

    Mrs. Hill provides corporate planning, advice and analysis to directors, executives and managers in the areas of human resource planning, corporate responsibility, corporate communications and government consultation. Alexander & Associates, Inc. is a corporate consulting firm.

    Mr. Knowles was President and Chief Operating Officer of the Dr Pepper Company and Executive Vice President of Dr Pepper/Seven-Up Companies, Inc., from January, 1992 until he retired in June, 1995.

    Mr. House has been the Chief Operating Officer of The TDL Group Ltd. since January, 1992. He assumed his current position on December 29, 1995. The TDL Group Ltd. franchises and operates Tim Hortons restaurants.

    Each of the other Directors has had the same principal occupation and employer during the past five years as set forth in this table.

Unless otherwise directed, the persons named in the Proxy will vote the Proxies for the election of Mrs. Shackelford and Messrs. Musick, Hamner, Teter and Reed as Directors of the Company, each to serve for a term of three years and until their successors are elected and qualified. While it is contemplated that all nominees will stand for election, in the event any person nominated fails to stand for election, the Proxies will be voted for such other person or persons as may be designated by the Directors. Management has no reason to believe that any of the above-mentioned persons will not stand for election or serve as a Director.

Under Ohio law and the Company's Regulations, the five nominees receiving the greatest number of votes will be elected as Directors. Shares as to which the authority to vote is withheld and broker non-votes are not counted toward the election of Directors or toward the election of the individual nominees specified on the Proxy.

--------------------------------------------------------------------------------
COMMITTEES OF DIRECTORS

A total of nine meetings of the Board of Directors of the Company were held during 1998. No Director attended less than 75 percent of the aggregate of (1) the total number of meetings of the Board of Directors, and (2) the total number of meetings held by all committees of the Board of Directors on which that Director served during the period each served as a Director, with the exception of Mr. Pickett, who attended 73% of such meetings.

The Board of Directors has an Audit Committee, a Board Membership Committee and a Compensation Committee.

The members of the Audit Committee are Messrs. Keller (Chairman), Hayeck, Hamner, McCaughey and Pickett. The Committee met five times during 1998. Its function is to review the accounting and financial reporting practices of the Company and the adequacy of the Company's system of internal control, to review the scope and adequacy of internal audit activities and the work of the Company's independent public accountants, and to recommend to the Directors a firm of accountants to serve as the Company's independent public accountants.

The members of the Board Membership Committee are Messrs. Pickett (Chairman), Hamner, Reed, Thomas and Mrs. Shackelford. The Committee met once during 1998. Its function is to recommend candidates for membership to the Board of Directors. The Board Membership Committee will consider nominees recommended by shareholders for the 2000 Annual Meeting of Shareholders, provided that the names of such nominees are submitted in writing, not later than November 15, 1999, to James V. Pickett, P.O. Box 256, Dublin, Ohio 43017-0256. Each such submission must include a statement of the qualifications of the nominee, a consent signed by the nominee evidencing a willingness to serve as a Director, if elected, and a commitment by the nominee to meet personally with the Committee members.

The members of the Compensation Committee are Messrs. Nutter (Chairman), Knowles, Mrs. Shackelford and Mrs. Hill. The Compensation Committee met four times during 1998. The Compensation Committee's function is to examine the levels and methods of compensation employed by the Company with respect to the individuals named or to be named in the Company's proxy statement, to review and evaluate alternative and additional compensation programs for these individuals, and to make recommendations to the Board of Directors on such matters. The Compensation Committee has the authority to make all decisions regarding the individuals to whom options are to be granted under the Company's stock option plans, and the timing, pricing, number of options to be granted and the other terms of such grants (the Compensation Committee does not have the authority to amend the terms of the stock option plans or to adopt new stock option plans). In addition, the Compensation Committee has the authority to adopt one or more cash bonus plans which will qualify compensation paid thereunder as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and to implement and administer such plans.

In addition to the three committees set forth above, the Board of Directors has an Executive Committee and a Finance Committee.

Directors who are not employees of the Company or its subsidiaries are paid $7,000 quarterly, plus $1,500 for each Board meeting and $1,000 for each qualified committee meeting attended, including telephonic meetings, for all services, plus expenses. If more than one qualified meeting is held on the same day, a separate fee is paid for each such meeting. Meetings of the Audit and Compensation Committees are qualified meetings, together with meetings of any special committees established from time to time.

Directors who are not employees of the Company or its subsidiaries also receive grants of stock options under Part II of the Company's 1990 Stock Option Plan. Each Director who is not an employee of the Company receives an annual grant of options to purchase 2,500 common shares. The option exercise price is 100% of the fair market value of the Company's common shares on the date of grant. Options are granted on the date on which the regularly scheduled Board meeting is held during the Company's third fiscal quarter. Each option is granted for a period of 10 years. Twenty-five percent of the options granted each year become exercisable on each of the first four anniversaries of the grant date for such options.

--------------------------------------------------------------------------------
COMPENSATION OF MANAGEMENT

The following table summarizes compensation awarded or paid to, or earned by, each of the named Executive Officers during each of the Company's last three fiscal years.

                                    SUMMARY COMPENSATION TABLE
                                                                    LONG-TERM
                                         ANNUAL COMPENSATION      COMPENSATION
                                       -----------------------    ------------
           NAME AND                                                SECURITIES         ALL OTHER
           PRINCIPAL                   SALARY                      UNDERLYING        COMPENSATION
           POSITION              YEAR  ($)(1)        BONUS ($)     OPTIONS (#)          ($)(2)
           ---------             ----  -------       ---------  -----------------   --------------
Gordon F. Teter,                 1998  812,885         616,790       184,628           748,518
Chairman of the Board,           1997  786,692       1,141,866       181,061           682,384
Chief Executive Officer          1996  680,854       1,364,545       181,506           504,817
and President (3)

R. David Thomas,                 1998  892,378(4)      308,395       105,771            25,195
Senior Chairman of the           1997  868,813(4)      570,933       103,840            78,363
Board and Founder                1996  790,341(4)      682,273       105,638           105,258

Frederick R. Reed,               1998  334,663         276,621        51,871            78,512
Chief Financial Officer          1997  313,673         376,849        50,315            41,933
and Secretary (5)                1996  121,385         104,333       101,100               860

John T. Schuessler,              1998  277,581         233,098        32,583            28,341
President and Chief              1997  268,846         321,312        32,009            27,678
Operating Officer,               1996  244,392         308,228        32,837            22,463
U.S. Operations (6)

George Condos,                   1998  273,292         231,973        32,587            12,033
Executive Vice President         1997  269,488         321,312        32,057            11,831
                                 1996  246,985         308,436        33,055            11,031

---------
(1) 1997 salary included 27 biweekly pay periods. 1998 and 1996 each contained 26 biweekly pay periods.

(2) The amounts shown in this column for each named Executive Officer consist of
    (i) aggregate contributions or other allocations to the Company's Profit Sharing and Savings Plan of $2,337, $2,224 and $2,277 made in 1998, 1997 and 1996, respectively (except that Mr. Reed did not receive contributions or allocations in 1998, 1997 or 1996); and (ii) executive health insurance premiums paid by the Company for coverage for the named Executive Officers, and the amount allocated to the account of each of the named Executive Officers under the Company's Supplemental Executive Retirement Plan ("SERP"), as follows:

                             HEALTH INSURANCE PREMIUMS                SERP ALLOCATIONS
                        ------------------------------------   ------------------------------
         NAME             1998          1997          1996       1998       1997       1996
         ----             ----          ----          ----       ----       ----       ----
Mr. Teter.............   $3,173        $3,173        $2,579    $429,052   $384,227   $280,143
Mr. Thomas............   $5,229        $5,229        $4,251    $ 17,629   $ 70,910   $ 78,730
Mr. Reed..............   $3,173        $3,173        $  860    $ 75,339   $ 38,760   $      0
Mr. Schuessler........   $3,173        $3,173        $2,579    $ 22,831   $ 22,281   $ 17,607
Mr. Condos............   $3,173        $3,173        $2,579    $  6,523   $  6,434   $  6,175

    In addition, the amount shown in this column for Mr. Thomas in 1996 includes a $20,000 allocation under a Deferred Compensation Agreement between the Company and Mr. Thomas; and the amounts shown in this column for Mr. Teter include allocations of $313,956, $292,760 and

    $219,818 for 1998, 1997 and 1996, respectively, under an Agreement between the Company and Mr. Teter (which is described beginning on page 16).

(3) Mr. Teter was President, Chief Executive Officer and Chief Operating Officer until February 19, 1997.

(4) The amounts shown in this column for Mr. Thomas include payments made to Mr. Thomas for services rendered as the principal spokesman in the Company's television and radio commercials (the "Advertising Payments") in the amounts of $269,786, $261,659 and $230,341 in 1998, 1997 and 1996, respectively. Mr.
    Thomas was paid for these services at the minimum rate permitted by applicable union contract provisions. The Advertising Payments were not acted on by the Compensation Committee since they were not made for services rendered by Mr. Thomas in his capacity as an Executive Officer. The Advertising Payments are therefore not included in the compensation data set forth in the section of this Proxy Statement entitled "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION" (which begins on page 9).

(5) Mr. Reed has been a director of the Company since February 23, 1995. He became Executive Vice President, General Counsel and Secretary of the Company on September 3, 1996. He became Chief Financial Officer, General Counsel and Secretary on April 1, 1997, and assumed his current position on August 31, 1998. Amounts shown for Mr. Reed during 1996 include compensation paid to Mr. Reed as an outside director prior to becoming an officer.

(6) Mr. Schuessler was an Executive Vice President until February 19, 1997, when he assumed his current position.

The following table sets forth information concerning individual grants of stock options made during the last fiscal year to each of the named Executive Officers.

                                  OPTIONS GRANTED IN LAST FISCAL YEAR
                                                       INDIVIDUAL GRANTS
                                                  ---------------------------
                                   NUMBER OF       % OF TOTAL
                                   SECURITIES       OPTIONS                                  GRANT DATE
                                   UNDERLYING      GRANTED TO      EXERCISE                   PRESENT
                                    OPTIONS       EMPLOYEES IN      PRICE       EXPIRATION     VALUE
             NAME                GRANTED (#)(1)   FISCAL YEAR    ($/SHARE)(2)      DATE         $(3)
             ----                --------------   ------------   ------------   ----------   ----------
Gordon F. Teter................     184,628           7.3%         $22.3438      7/29/08     $1,191,995
R. David Thomas................     105,771           4.2%         $22.3438      7/29/08     $  682,879
Frederick R. Reed..............      51,871           2.1%         $22.3438      7/29/08     $  334,890
John T. Schuessler.............      32,583           1.3%         $22.3438      7/29/08     $  210,362
George Condos..................      32,587           1.3%         $22.3438      7/29/08     $  210,388

---------

(1) 25% of the options listed in this column become exercisable on July 30, 1999. An additional 25% becomes exercisable on each successive July 30. These exercise dates may be accelerated if the Company is involved in certain change-in-control transactions as specified in the Company's various stock option plans. If the Executive Officer's employment is terminated for any reason other than death, disability or retirement, the options will be canceled as of the date of such termination. If the Executive Officer's employment is terminated by reason of his death or disability, the options will become immediately exercisable and may be exercised at any time during the 12-month period after his death or date of becoming disabled, subject to the stated term of the options. If the Executive Officer's employment is terminated by reason of his retirement, the options may be exercised during the 48-month period after the retirement date, subject to the stated term of the options.

(2) The exercise price is the mean of the high and low prices at which common shares of the Company are traded on the New York Stock Exchange on the date of grant.

(3) All values shown are pre-tax. Values shown were calculated using the Black-Scholes option pricing model and the following assumptions: expected volatility .315; risk-free rate of return 4.6%;

    dividend yield 1.10%; and an expected time of exercise of four years. No adjustments were made for the non-transferability of the options or for the risk of forfeiture. The Company is not aware of any model which will determine with reasonable accuracy a present value based on future unknown or volatile factors. No gain to the optionees is possible without an increase in the market price of the Company's common shares above the market price on the date of grant. If such increase occurs, all shareholders will benefit commensurately. If no increase in the market price occurs, optionees will realize no value from stock options.

The following table sets forth information regarding each individual exercise of stock options made during the last fiscal year by each of the named Executive Officers.

                                           AGGREGATED OPTION EXERCISES
                                               IN LAST FISCAL YEAR
                                        AND FISCAL YEAR-END OPTION VALUES
                                                                                               VALUE OF
                                                                 NUMBER OF                    UNEXERCISED
                                                           SECURITIES UNDERLYING         IN-THE-MONEY OPTIONS
                                                            UNEXERCISED OPTIONS           AT FISCAL YEAR-END
                                                          AT FISCAL YEAR-END (#)               ($)(1)(2)
                           SHARES                       ---------------------------   ---------------------------
                        ACQUIRED ON    VALUE REALIZED
         NAME           EXERCISE (#)       ($)(1)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----           ------------   --------------   -----------   -------------   -----------   -------------
Gordon F. Teter.......     40,000         $202,500        417,233        463,316      $1,859,248      $606,297
R. David Thomas.......          0              N/A        539,904        263,854      $2,235,933      $330,228
Frederick R. Reed.....      2,500         $  5,625         61,453        140,433      $   35,016      $ 34,653
John T. Schuessler....          0              N/A         68,049         83,165      $  268,136      $109,707
George Condos.........          0              N/A         34,769         82,200      $  129,146      $104,990

---------

(1) All values as shown are pre-tax.

(2) Based on the fiscal year-end closing price of $21.8125 per share.

The Company has three retirement plans which apply to Executive Officers in addition to other Officers and/or employees. The amounts of contributions or other allocations under the Profit Sharing and Savings Plan and the Supplemental Executive Retirement Plan for each of the named Executive Officers are set forth in footnote 2 to the Summary Compensation Table (see page 7). The third retirement plan is the Company's Pension Plan. Under the Pension Plan, each participant is credited with a basic benefit of 1% of current compensation. The participant may elect to contribute 2% of current compensation on an after-tax basis. If the participant elects to contribute, then the Company contributes an additional 2.5% of compensation for participants with less than five years of service under the Pension Plan, and 3% of compensation for participants with at least five years of service. Notwithstanding the contribution rates set forth above, the maximum annual compensation amount for which contributions can be made to the Pension Plan under the Internal Revenue Code is currently $160,000. All accounts are credited with interest at an annual rate equal to the greater of 5% or the interest rate for one-year treasury bills determined at the end of the prior year, plus 1%. The estimated annual benefits payable upon retirement at normal retirement age under the Pension Plan for each of the named Executive Officers are as follows: Gordon F. Teter, $29,357; R. David Thomas, $132,217; Frederick R. Reed, $21,194; John T. Schuessler, $67,650; and George Condos, $86,378. The estimated annual retirement benefits assume a 7.5% interest factor and retirement at age 65.

Notwithstanding anything to the contrary as set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report and the performance graphs on pages 13 and 14 shall not be incorporated by reference into any such filings.

--------------------------------------------------------------------------------
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Company's executive compensation policy has been "pay for performance" since well before the current popularity of that concept. In an effort to provide shareholders with a better understanding of the Company's executive compensation practices, this report provides information beyond the information required by the proxy rules of the Securities and Exchange Commission.

The Executive Officers named in the Summary Compensation Table (see page 7) have significant years of experience in the food-service industry, including over 87 years of experience in the Wendy's system. Each of those individuals possess talents and abilities which together make up a management team unique in the industry. The Company and its shareholders have benefited and continue to benefit from the skill, dedication and judgment of this team. The Committee believes that the overall compensation levels paid to the named Executive Officers reflect the performance of those individuals.

COMPENSATION PHILOSOPHY

The Company's executive compensation program is based on two objectives:

        Providing market-competitive compensation opportunities, and

        Creating a strong link between the interests of the shareholders, the Company's financial performance, and the total compensation of the Company's Executive Officers.

There are three components to the Company's executive compensation program: annual cash compensation, longer-term incentive compensation and benefits. The annual cash compensation program is comprised of base salary and annual incentive compensation. Base salary and annual incentive compensation opportunities are set by periodic comparison to external rates of pay for comparable positions within the food-service industry. The companies used for this comparison for 1998 were comprised of the participants in the National Chain Restaurant Compensation Association annual survey and the same companies which comprise the "Former Peer Group Index" shown on the graph on page 13. For 1999, the companies used for this comparison are expected to be comprised of the companies which comprise the "Peer Group Index" shown on the graph on page 14. These companies have revenues of at least $1 billion and better reflect the Company's scope of operations and the competitive market in the restaurant industry for senior executive talent.

Base salary ranges are targeted at the 50th percentile of competitive data. Individual variability is based on performance and experience. Adjustments are normally considered annually, based upon general movement in external salary levels, individual performance and potential, and/or changes in the position's duties and responsibilities.

Annual incentive compensation opportunities are targeted at the 50th percentile of competitive data. The Company had three cash bonus plans which applied to Executive Officers for the 1998 fiscal year. Under the Senior Executive Earnings Maximization Plan (the "SEEMP") (which Messrs. Teter and Thomas participated in during fiscal 1998), and the Earnings Maximization Plan (the "EMP") (which other Executive Officers participated in), participants received annual incentive awards which were based on the extent to which the Company exceeded specified net income goals for the year. The net income goals for the SEEMP were established in 1994 and increased annually through 1998. The net income goals for the EMP were established in 1991 and increased annually through 1998. An Amended and Restated Senior Executive Earnings Maximization Plan has been approved by the Committee for fiscal years 1999 through 2003, subject to approval of the Company's shareholders. Under the Management Incentive Plan, 1998 incentive awards were based on the extent to which the Company achieved or exceeded specified earnings per share and return on assets goals for the year (excluding the effect of the non-recurring charges taken in the fourth quarter of 1998). The awards to participants under this plan were based on the payout percentages specified in the following table multiplied by the participant's base salary and the targeted bonus percentage applicable to such employee's grade (which ranged from 15% to 33% of base salary). For 1998 the Company attained between 100.0% and 109.9% of its earnings per share goal and between 90.0% and 94.9% of its return on assets goal.

                  MANAGEMENT INCENTIVE PLAN PAYOUT PERCENTAGES
      E
      A
      R
      N
      I
      N
      G
      S

      P
      E
      R

      S
      H
      A
      R
      E

      % ATTAINMENT
      ------------
      120.0%+                                 75.00%       112.50%        135.00%        142.50%        150.00%        157.50%
      110.0%-119.9%                           62.50%        93.75%        112.50%        118.75%        125.00%        131.25%
      100.0%-109.9%(1)                        50.00%        75.00%         90.00%         95.00%        100.00%        105.00%
       85.0%- 99.9%                           37.50%        56.25%         67.50%         71.25%         75.00%         78.75%
       80.0%- 84.9%                           25.00%(2)     37.50%         45.00%         47.50%         50.00%         52.50%
                                         -------------------------------------------------------------------------------------

      % ATTAINMENT                       80.0%-84.9%   85.0%-89.9%    90.0%-94.9%(1) 95.0%-99.9%  100.0%-104.9%  105.0%-109.9%

                                                                           RETURN ON ASSETS

      % ATTAINMENT
      ------------
      120.0%+                            165.00%        187.50%      225.00%
      110.0%-119.9%                      137.50%        156.25%      187.50%
      100.0%-109.9%(1)                   110.00%        125.00%      150.00%
       85.0%- 99.9%                       82.50%         93.75%      112.50%
       80.0%- 84.9%                       55.00%         62.50%       75.00%
                                         -------------------------------------------
      % ATTAINMENT                 110.0%-114.9%  115.0%-119.9%       120.0%+

---------

(1) Indicates percentage of attainment applicable for fiscal year 1998.

(2) Less than 80% budget attainment in either payout criteria results in a 0% bonus factor.

Total annual cash compensation may be well below the 50th percentile when target performance is not achieved. When targets are significantly exceeded, total annual cash compensation may equal or exceed the 75th percentile.

The longer-term incentive compensation program primarily consists of stock options (although one of the cash incentive award programs had a longer-term orientation, since the annual financial performance goals were established in 1991 and specified through fiscal 1998). Award opportunities under the stock option program for 1998 were set by comparison to stock option grants made to comparable positions at companies with revenues of at least $1 billion within the food-service industry and other industrial companies with revenues between $1 billion and $3 billion, and were set at approximately the 75th percentile. The companies used for the food-service industry comparison were the same companies which comprise the "Peer Group Index" shown on the graph on page 14. Options are exercisable at not less than 100% of the fair market value of the Company's common shares on the date of grant. Award opportunities under the stock option program are based on a fixed number of options for each eligible employee grade. As a result, the Black-Scholes value of options awarded will increase or decrease based on how the Company's stock price has changed since the previous year's option awards (assuming that the other inputs used in the Black-Scholes calculation remain constant). The fixed number of options to be awarded will be adjusted periodically by comparison to comparable positions within the food-service industry and to other industrial companies with revenues between $1 billion and $3 billion. Grantees do not receive a benefit from stock options unless and until the market price of the Company's common shares increases. This program accomplishes the objective of linking each Executive Officer's opportunity for financial gain to increases in shareholder wealth, as reflected by the market price of the Company's common shares.

The benefits program is comprised of retirement income and group insurance plans. The objective of the program is to provide Executive Officers with reasonable and competitive levels of protection against the four contingencies (retirement, death, disability and ill health) which will interrupt the Executive Officer's employment and/or income received as an active employee. The retirement program consists of two tax-qualified plans that cover all full-time management and administrative employees, and a supplemental retirement plan which covers the Executive Officers and other Officers of the Company. The group insurance program consists of life, disability and health insurance benefit plans that cover all full-time management and administrative employees and the executive health care reimbursement plan, which covers Executive Officers and other Officers.

Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits a publicly-held corporation, such as the Company, from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) at the close of the corporation's fiscal year and the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation's fiscal year. The $1 million compensation deduction limitation does not apply to "performance-based compensation". The Company believes that compensation paid under the SEEMP and its stock option plans qualifies as "performance-based compensation" for purposes of Section 162(m).

COMPENSATION FOR CHIEF EXECUTIVE OFFICER

The Committee believes that the Company's executive compensation program has resulted in a meaningful relationship between the compensation paid to Mr. Teter and the Company's performance. Total cash compensation (salary and bonus) for Mr. Teter decreased by $498,883, or 25.9% from the prior year. The Company's net income for 1998 decreased 17.7% to $148,556,000 (or $1.13 per share, diluted) from $180,506,000 (or $1.33 per share, diluted), in 1997, excluding the effect of the non-recurring charges taken in the fourth quarter of both years. Giving effect to those charges, the Company's net income decreased 5.5% to $123,358,000 (or $0.95 per share, diluted). In order to facilitate a more long-term perspective between the Company's performance and total cash compensation paid to the Chief Executive Officer, the following table shows the correlation between changes in earnings per share (diluted) and the total cash compensation paid to the Chief Executive Officer since 1993.

                                         1994    1995      1996    1997      1998
                                         ----    ----      ----    ----      -----
Percentage change from prior year in
  earnings per share (diluted).........  17.9%   11.4%     35.2%   11.8%(1)  (15.0%)(2)
Percentage change from prior year in
  cash compensation for CEO............  13.6%   1.8%(3)   33.3%   (5.7%)    (25.9%)

---------
(1) Excludes the effect of the non-recurring charges taken in the fourth quarter of 1997. If the charges were included, this number would be (18.5%).

(2) Excludes the effect of the non-recurring charges taken in the fourth quarter of 1997 and 1998. If the charges for both years were included, this number would be (2.1%).

(3) Mr. Teter became Chief Executive Officer on January 1, 1995.

Mr. Teter's base salary rate for 1998 was targeted at the 50th percentile of competitive data. In setting Mr. Teter's base salary level, the Compensation Committee also considered Mr. Teter's vast experience in the restaurant industry, the Company's performance under his leadership since he was named Chief Executive Officer effective January 1, 1995, and the additional responsibilities he assumed when he was also named Chairman of the Board effective February 19, 1997.

An annual cash incentive award is payable under the SEEMP to Mr. Teter only if the Company achieves or exceeds specified annual net income goals. The amount of the award can increase if the Company exceeds the specified goals. Conversely, no award is payable if the Company does not achieve the specified goals. The payment to Mr. Teter for 1998 was based on the extent to which the 1998 goals were achieved after giving effect to the non-recurring charges taken in the fourth quarter. Forty-three percent of Mr. Teter's cash compensation for 1998 was incentive pay. Since the incentive award increases as the Company's performance increases, and decreases (or becomes zero) if the specified goals are not met, Mr. Teter's cash compensation is significantly affected by the Company's performance. Mr. Teter does not participate in the Management Incentive Plan.

Long-term incentives in the form of stock options were granted to Mr. Teter in 1998. Stock options were granted at 100% of the fair market value of the Company's common shares on July 30, 1998, the date of grant. Options serve to directly align Mr. Teter's interests with the interests of other shareholders, since Mr. Teter will not realize a benefit unless and until the market price of the Company's common shares increases.

The Committee considered the number of unexercised options already held by Mr. Teter and competitive practices in determining the number of options to grant in 1998. The number of options granted in 1998 to Mr. Teter was designed to approximate the 75th percentile of competitive practice for comparable positions within the food-service industry and at other industrial companies with revenues between $1 billion and $3 billion, consistent with the policy previously described.

The Committee believes that the information set forth in this report strongly supports the conclusion that Mr. Teter has been reasonably compensated for the job he has done since he became the Chief Executive Officer as well as for his assumption of additional responsibilities as Chairman of the Board. His opportunities to increase his future compensation depend on the Company's future performance and the competitive pay practices of comparable positions within the food-service industry. The compensation programs applicable to Mr. Teter have accomplished the objective of linking shareholder and financial performance to Mr. Teter's total compensation.

                                              Respectfully submitted,

                                              COMPENSATION COMMITTEE

                                              Fielden B. Nutter, Sr., Chairman
                                              Thekla R. Shackelford
                                              Janet Hill
                                              True H. Knowles

--------------------------------------------------------------------------------
COMPARISON OF FIVE-YEAR TOTAL RETURN FOR WENDY'S INTERNATIONAL, INC.,
SPECIFIED PEER GROUPS AND THE S&P 500 INDEX

The following graph compares the yearly percentage change in the Company's cumulative total shareholder return (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the Company's share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period) against the cumulative total return of the S&P 500 Stock Index and a peer group of other companies with restaurant operations (excluding the Company) (the "Former Peer Group Index").

                    COMPARISON OF FIVE-YEAR TOTAL RETURN(1)
             FOR WENDY'S INTERNATIONAL, INC., THE FORMER PEER GROUP
                         INDEX(2) AND THE S&P 500 INDEX

                                                                            FORMER PEER GROUP
                                                   WEN                            INDEX                     S&P INDEX
                                                   ---                      -----------------               ---------
 1993                                            100.00                          100.00                      100.00
 1994                                             83.98                           94.51                      101.60
 1995                                            125.81                          134.81                      139.71
 1996                                            122.92                          137.87                      172.18
 1997                                            145.90                          150.11                      229.65
 1998                                            133.75                          230.86                      294.87

---------
(1) Assumes $100 invested on December 31, 1993, in Wendy's International, Inc. common shares, the Former Peer Group Index and the S&P 500 Index. Total return assumes dividend reinvestment.

(2) The Former Peer Group Index has been computed by the Company, and is comprised of the following 10 companies: Bob Evans Farms, Inc.; Brinker International, Inc.; Cracker Barrel Old Country Store, Inc.; Flagstar Companies, Inc.; Foodmaker, Inc.; Host Marriott Services Corp.; McDonald's Corporation; Ruby Tuesday, Inc.; Ryan's Family Steakhouses, Inc.; and Shoney's, Inc. This Index has been weighted by market capitalization of each component company.

The following graph compares the yearly percentage change in the Company's cumulative total shareholder return (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the Company's share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period) against the cumulative total return of the S&P 500 Stock Index and a peer group of other companies with restaurant operations (excluding the Company) (the "Peer Group Index"). The companies which comprise the Peer Group Index have revenues of at least $1 billion and better reflect the Company's scope of operations and the competitive market in the restaurant industry for senior executive talent, compared to the companies which comprise the Former Peer Group Index.

                    COMPARISON OF FIVE-YEAR TOTAL RETURN(1)
                FOR WENDY'S INTERNATIONAL, INC., THE PEER GROUP
                         INDEX(2) AND THE S&P 500 INDEX

                                                         WEN                  PEER GROUP INDEX                S&P INDEX
                                                         ---                  ----------------                ---------
 1993                                                  100.00                      100.00                      100.00
 1994                                                   83.98                       94.38                      101.60
 1995                                                  125.81                      137.79                      139.71
 1996                                                  122.92                      139.44                      172.18
 1997                                                  145.90                      152.95                      229.65
 1998                                                  133.75                      233.68                      294.87

---------
(1) Assumes $100 invested on December 31, 1993, in Wendy's International, Inc. common shares, the Peer Group Index and the S&P 500 Index. Total return assumes dividend reinvestment.

(2) The Peer Group Index has been computed by the Company, and is comprised of the following 11 companies: Advantica Restaurant Group, Inc.; Brinker International, Inc.; CKE Restaurants, Inc.; Cracker Barrel Old Country Store, Inc.; Darden Restaurants, Inc.; Foodmaker, Inc.; Host Marriott Services Corp.; McDonald's Corporation; Outback Steakhouse, Inc.; Shoney's, Inc.; and Tricon Global Restaurants, Inc. This Index has been weighted by market capitalization of each component company.

--------------------------------------------------------------------------------
EXECUTIVE AGREEMENTS

The Company has entered into employment agreements ("Key Executive Agreements") with each of the Executive Officers named in the Summary Compensation Table (see page 7) as well as certain other Executive Officers. The Key Executive Agreements are intended to assure the Company that it will have the continued dedication, undivided loyalty, and objective advice and counsel from these key executives in the event of a proposed transaction, or the threat of a transaction, which could result in a change of control of the Company.

The Key Executive Agreements were amended and restated earlier this year to replace and clarify certain provisions and to provide protections to both the Company and the covered executives consistent with current executive compensation practices.

The Key Executive Agreements provide that in the event of a "change of control" (as defined therein), the key executives will be employed by the Company in their present positions for a period of approximately five years, or until the executive dies, is terminated for "cause" by the Company or terminates employment himself without good reason (as such terms are defined therein), whichever occurs first (the "Employment Term").

In the event of a change of control, the key executives will be entitled to continue to receive during their Employment Term the annual salary, bonus and other benefits made available to them by the Company immediately prior to the change of control. The Board of Directors will review annually the performance of each key executive during such Employment Term to determine whether or not such salary and bonus should be increased.

A key executive's employment may be terminated under the Key Executive Agreement for cause by the Company as defined therein. If a key executive is terminated for cause by the Company, the Company has no further obligation to pay any compensation or to provide benefits to the key executive.

A key executive may terminate his employment under the Key Executive Agreement after a change in control for good reason if the Company (i) changes the key executive's status, title, position or responsibilities in a way that does not represent a promotion, (ii) either reduces the key executive's base salary or provides an annual salary increase less than the increase in a defined consumer price index, (iii) requires the key executive to relocate beyond a 30 mile radius from the executive's business office location immediately prior to the change in control, (iv) takes action which results in a material reduction in compensation and benefits otherwise payable to the key executive, (v) materially breaches the Key Executive Agreement, or (vi) fails to notify the key executive that a successor to the Company has agreed to assume and perform under the Key Executive Agreement. If a key executive's employment is terminated by the Company without cause prior to a change in control, but the executive reasonably demonstrates that the termination of employment (i) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a change in control, or (ii) otherwise occurred in connection with, or in anticipation of, a change in control which had been threatened or proposed, then such termination will be deemed to have occurred after a change of control for the purposes of the Key Executive Agreement, provided that a change in control shall actually have occurred.

If the employment of a key executive is terminated under a Key Executive Agreement by the executive for good reason or by the Company other than for cause, the Company will be obligated to make a lump-sum payment to the key executive of three times the sum of such executive's then current salary plus average annual bonuses over the prior three years. If the key executive had not previously received bonus payments for three full plan years under the SEEMP or EMP and was an eligible participant under either of such plans at the time his employment was terminated, he will be deemed to have received a bonus in prior years equal to the bonus paid to such key executive's predecessor in the same position. If there was not a predecessor in the same position, the key executive will be deemed to have received a bonus in prior years equal to the average of the bonuses paid to participants in positions comparable to the executive's then current position. The lump-sum payment will not be subject to offset. If the employment of the key executive is terminated under a Key Executive Agreement by the executive for good reason or by the Company other than for cause, such key executive will also be entitled to (i) continuation of group insurance benefits for three years, subject to offset for any benefits from subsequent employment, if any, (ii) purchase his or her Company automobile at the then-current book value, and (iii) a lump-sum payment equal to the present value of accrued retirement benefits after adding three additional years of benefit accrual, reduced by any vested benefits. In addition, any stock options or stock appreciation rights granted under plans of the Company will become immediately vested and exercisable, and any restrictions on any stock awarded to the key executive by the Company shall lapse.

If any payments or other benefits payable to an executive under a Key Executive Agreement or otherwise is subject to the excise tax under Internal Revenue Code
Section 4999 or any similar tax, the Company is obligated under the Key Executive Agreement to pay to the executive an additional amount which, after deduction of any income, withholding and excise tax thereon, equals the excise tax.

The Company has established a benefits protection trust to provide for the payment of benefits to the key executives and to provide for the payment of any legal fees or expenses incurred by such key executives in enforcing their rights under the Agreements or any other benefit plans in which they participate.

The Company entered into an Agreement with Gordon F. Teter in March, 1995 (the "Agreement"). Mr. Teter became Chief Executive Officer (in addition to retaining his titles of President and Chief Operating Officer) on January 1, 1995. The Agreement recognizes the significant professional and personal contributions Mr. Teter has made to the successful operation and recognized goodwill and reputation of the Company. If Mr. Teter ceases to be actively employed by the Company for any reason other than his termination for "cause" (as defined in the Agreement) on any date (the "Transition Date") after attaining age 62 and before attaining age 65, the Agreement provides for the continuation of Mr. Teter's salary at the rate of his highest annual base salary in effect at any time during the five-year period preceding the date of his termination of employment. The salary continuation benefits will end on the earliest of (i) 24 months after termination of active employment, (ii) death, or (iii) attainment of age 65 (the "Salary Continuation Period"). Until the Salary Continuation Period expires, Mr. Teter will continue to participate in the other employee benefit plans and programs of the Company, except that Mr. Teter will not receive any further stock options or other stock-based awards, Mr. Teter will only be entitled to receive a pro-rated bonus under the annual cash bonus plan in effect for the year in which his active employment terminates, and any benefits Mr. Teter receives from the Company's short-term or long-term disability plans will offset amounts otherwise payable under the Agreement.

If Mr. Teter's active employment is terminated prior to his attainment of age 62 for any reason other than by reason of his voluntary termination of employment, death or termination for cause, the Agreement provides for the continuation of Mr. Teter's salary for 24 months at the rate in effect at the time his active employment is terminated. During such 24-month period, Mr. Teter will continue to participate in certain of the Company's employee benefit plans in which he was a participant immediately preceding the date his active employment terminated, receive a pro-rated bonus under the Company's annual cash bonus plan then in effect for the fiscal year in which his active employment is terminated, and receive payment for any accrued, unused vacation for the year in which his termination of active employment occurs. Any benefits Mr. Teter receives under the Company's short-term or long-term disability plans will be offset against amounts otherwise payable under this provision. In the event Mr. Teter accepts other employment while he is receiving benefits under this provision of the Agreement, he will be required to accept a lump-sum payment equal to the balance of the salary continuation payments otherwise due, and the other benefits described in this paragraph will immediately terminate. Mr. Teter's right to receive the benefits described in this paragraph is conditioned upon his execution of a general release in favor of the Company at the time his active employment is terminated.

The Agreement with Mr. Teter also provides for a non-qualified supplemental retirement benefit. Under the Company's existing retirement plans, Mr. Teter would be entitled to retirement benefits as set forth in footnote 2 to the Summary Compensation Table on page 7 and the Pension Plan benefit estimated on page 9. Those plans are designed to provide a full benefit based on payments beginning at age 65 and the employee's continuing employment with the Company or its subsidiaries until age 65. The

Agreement establishes a supplemental account intended to provide full retirement benefits at age 62 rather than age 65 and which recognizes compensation earned until the actual date of termination of employment. Each year until the year in which the Transition Date occurs (or, if Mr. Teter's employment terminates before he attains age 62, the year preceding the year in which his employment terminates), the supplemental account will be credited in an amount determined by actuarial calculation to result in the intended retirement benefits. The supplemental account will be credited with an additional amount equal to .8% of Mr. Teter's compensation for each such year until termination of employment. This additional credit is intended to provide funds which Mr. Teter could use to purchase retiree health insurance upon his termination of employment and the expiration of the salary continuation period. The supplemental account will also be credited with interest at the rate at which interest is credited under the Company's qualified pension plan which applies to Mr. Teter and all of the Company's other eligible employees.

Mr. Teter can elect whether to take the retirement benefit from the supplemental account as a lump-sum distribution or over a period not exceeding the joint and last survivor life expectancies of Mr. Teter and his wife (if Mr. Teter is married at the time of his election).

Upon Mr. Teter's termination of employment, the Company is required to establish a benefits protection trust to provide for the payment of any future payments due to Mr. Teter under the Agreement.

If Mr. Teter ceases to be actively employed by the Company after attaining age 62 and before attaining age 65, the Agreement provides that (i) Mr. Teter will make himself available to provide advice and counsel to the Company upon request during the salary continuation period; (ii) the Company may require Mr. Teter to return to active employment for up to 12 months under certain conditions; and
(iii) Mr. Teter is prohibited from competing against the Company during the Salary Continuation Period. If Mr. Teter's employment with the Company is terminated before he attains age 62, he is prohibited from competing against the Company for two years following the date of his termination of employment. The Agreement further provides that Mr. Teter will not be entitled to receive any payments or benefits specified in the Agreement in the event he violates his obligations under the Agreement or if his employment is terminated for cause.

If Mr. Teter's employment is terminated after he attains age 62 under circumstances which entitle him to receive benefits under his Key Executive Agreement, no salary continuation payments (or further salary continuation payments in the event such payments have already commenced) will be paid under the Agreement unless Mr. Teter waives all rights to any payments or benefits under the Key Executive Agreement.

--------------------------------------------------------------------------------
CERTAIN TRANSACTIONS INVOLVING MANAGEMENT

Melinda Morse, the daughter of R. David Thomas, was a 49% shareholder in a corporation which owned the right to operate five Wendy's Old Fashioned Hamburgers restaurants in Texas. Mrs. Morse served as a co-Franchise Owner with the corporation and her husband under the applicable Restaurant Franchise and Unit Franchise Agreements with the Company. In the opinion of the Company, the terms of these franchises were no less favorable than the Company could have obtained from unrelated third parties.

On June 19, 1998, the Company acquired the right to operate all five of the restaurants and ownership of the equipment for $3 million. The Company leased the real estate for 7% of sales. The Company also has the option to purchase the real estate after the tenth lease year for $3 million, and the sellers have an option to require the Company to purchase the real estate through and including the fifth lease year for $3 million. The purchase price for this transaction was determined by George Condos, Executive Vice President -- Development, in conjunction with financial management of the Company, based on the valuation method the Company generally uses for acquisitions of restaurants from franchisees. In the opinion of the Company, the terms of this transaction were no less favorable than the Company could have obtained from unrelated third parties.

John J. Casey and Kevin B. Casey, the sons of John K. Casey, are each a 26% shareholder of J.K.C. Wen, L.C., which owns the right to operate ten Wendy's Old Fashioned Hamburgers restaurants in

Florida. A third shareholder, who is unrelated to the Caseys, owns the remaining 48% of the corporation. John J. Casey and Kevin B. Casey serve as co-Franchise Owners with the corporation under the applicable Unit Franchise Agreements with the Company. In the opinion of the Company, the terms of these franchises are no less favorable than the Company could have obtained from unrelated third parties. John K. Casey retired as a Director of the Company effective February 21, 1998. He was Vice Chairman and Chief Financial Officer of the Company until April 1, 1997, when he became Vice President and Senior Advisor. Mr. Casey retired as an officer on April 1, 1998.

On September 16, 1998, the Company purchased one million Exchangeable Shares of WENTIM, LTD., a subsidiary of the Company, from Ronald V. Joyce. The Exchangeable Shares were exchangeable into one million common shares of the Company. The cash purchase price for the transaction was $21.21 per share. The closing price for a common share of the Company on the date of purchase was $21.375. The purchase price approximated the price Mr. Joyce would have received if he had sold one million common shares of the Company to an unrelated third party.

Pursuant to an option granted in the Share Purchase Agreement between the Company and Mr. Joyce dated as of October 31, 1995, Mr. Joyce purchased real estate located in Beamsville and Burlington, Ontario from The TDL Group Ltd., a subsidiary of the Company, for Cdn. $1,516,544. The transaction was consummated on June 1, 1998. The purchase price was equal to the net book value of the properties on the date the transaction was consummated. The Share Purchase Agreement was the result of an arms-length negotiation between the Company and Mr. Joyce in 1995.

--------------------------------------------------------------------------------
SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Directors have selected PricewaterhouseCoopers LLP as the independent public accountants of the Company for the current fiscal year. Management recommends that the shareholders ratify the selection. Coopers & Lybrand L.L.P., one of the constituent firms merged to form PricewaterhouseCoopers LLP, had audited the Company's financial statements for each of the last 29 years. Management expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the common shares represented in person or by proxy is necessary to ratify the selection of the Company's independent public accountants. Under Ohio law and the Company's Regulations, abstentions and broker non-votes are counted as present; the effect of an abstention or broker non-vote on this proposal is the same as a "no" vote. Unless otherwise indicated, the persons named in the Proxy will vote all Proxies in favor of ratifying the selection of independent public accountants.

--------------------------------------------------------------------------------
APPROVAL OF PERFORMANCE GOALS OF THE AMENDED AND RESTATED SENIOR EXECUTIVE EARNINGS MAXIMIZATION PLAN

The Compensation Committee has established, subject to the approval of the Company's shareholders, the Amended and Restated Senior Executive Earnings Maximization Plan (the "SEEMP") to provide incentive cash compensation to certain of its senior executives. Section 162(m) of the Internal Revenue Code and the IRS Regulations issued thereunder generally would disallow the Company a federal income tax deduction for compensation (including any bonuses payable under the SEEMP) in excess of $1 million paid in any year to any of those Executive Officers included in the Summary Compensation Table who are employed by the Company on the last day of the taxable year. Section 162(m), however, does allow a deduction for payments of "performance-based compensation", the material terms of which have been disclosed to and approved by shareholders. The Company has structured the cash bonuses payable pursuant to the SEEMP with the intention that compensation resulting therefrom (other than in connection with a change in control of the Company) would be qualified "performance-based compensation" under Section 162(m) and would be deductible. To qualify, the Company is seeking shareholder approval of the SEEMP.

The SEEMP is designed to create a strong link between the Company's financial performance, measured by earnings per share and return on assets, and the total cash compensation of participants.

The prior Senior Executive Earnings Maximization Plan (the "Prior SEEMP") applied to fiscal years 1994 through 1998. The Prior SEEMP was approved by shareholders in 1994 by an overwhelming majority.

The employees eligible (the "Eligible Employees") to participate in and receive compensation under the SEEMP are Executive Officers with the titles of Senior Chairman of the Board, Chairman of the Board, Vice Chairman, Chief Executive Officer, President, Chief Operating Officer and Chief Financial Officer, provided that no more than three Executive Officers are eligible to participate in the SEEMP in any one fiscal year. The Compensation Committee will designate those Eligible Employees who will participate in the SEEMP for any fiscal year. The Compensation Committee has designated those Executive Officers occupying the offices of (i) Senior Chairman of the Board, (ii) Chairman of the Board, Chief Executive Officer and President, and (iii) Chief Financial Officer, as participants in the SEEMP for fiscal year 1999. If, prior to the beginning of any fiscal year, an Executive Officer is not occupying one of those offices, the Compensation Committee, prior to the beginning of such fiscal year, will designate one of the Eligible Employees not already a participant to participate in the SEEMP for all remaining fiscal years through 2003.

The Compensation Committee has established Earnings Per Share (as defined below) targets at three levels for each fiscal year through 2003. A bonus pool will be established in a fiscal year only if the Company achieves one of those specified targets for the fiscal year. The bonus pool for any fiscal year in which a target is achieved will initially be calculated as Earnings Per Share multiplied by the funding pool level. The funding pool level is $15,000 per $.01 of Earnings Per Share as reflected in the Company's consolidated audited financial statements for the applicable fiscal year if the level 1 target is achieved, $20,000 per $.01 of Earnings Per Share if the level 2 target is achieved, and $25,000 per $.01 of Earnings Per Share if the level 3 target is achieved. The amount of the bonus pool as so calculated will then be multiplied by either 105%, 110% or 115% if the Company's Return On Assets (as defined below) equals or exceeds rates specified in advance by the Compensation Committee. The resulting product will be the final bonus pool distributed. "Earnings Per Share" means diluted earnings per share as reflected in the Company's consolidated audited financial statements for the applicable fiscal year. "Return On Assets" means net income as reflected in the Company's consolidated audited financial statements for the applicable fiscal year before income taxes and interest charges divided by the average total assets of the Company for the last five fiscal quarters. Under the Prior SEEMP the annual targets were based solely on net income (rather than Earnings Per Share). The bonus pool established for a fiscal year was either 1%, 1.4% or 1.75% of net income, depending on which target was achieved for that year.

The Chief Executive Officer will receive 50% of the bonus pool. The other Executive Officers participating in the SEEMP for that fiscal year will each receive 25% of the bonus pool. To be eligible for a bonus in respect of any fiscal year, a participant in the SEEMP must be employed by the Company on the last day of such fiscal year unless the participant's employment was terminated because of his death, disability or retirement, in which event the participant will be entitled to a pro-rata portion of the bonus otherwise payable in respect of that fiscal year. In no event can the aggregate amount paid to all participants under the SEEMP for any fiscal year exceed the amount of the bonus pool for that fiscal year. The Compensation Committee has the discretion to reduce the bonus payment otherwise payable under the SEEMP to any or all of the participants. Any portion of the bonus pool established in respect of any fiscal year that is not paid to participants in that fiscal year will not be paid to any Eligible Employee in that year or in any succeeding fiscal year. Prior to the payment of a bonus in respect of a fiscal year, the Compensation Committee must certify in writing as to the satisfaction of the performance goals for such fiscal year.

The SEEMP provides for an adjustment to the calculation of Earnings Per Share where the statutory tax rates applicable to the Company change.

Upon the occurrence of a "change in control" (as defined in the SEEMP) of the Company, the minimum bonus payable to each participant in respect of the fiscal year in which the change in control occurs shall be the greater of (i) the bonus amount paid to the participant in respect of the fiscal year prior to the year in which the change in control occurs, (ii) the bonus amount that would be payable to the participant assuming that the target level two entry point had been achieved, or (iii) the bonus amount that would be payable to the participant based on the Company's actual performance and achievement of applicable targets for such fiscal year through the date of the change in control.

In addition, in the event that following a change in control and during the fiscal year in which the change in control occurs a participant's employment is terminated by the Company without "cause" or by the participant for "good reason" (as such terms are defined in the SEEMP), such participant shall be entitled to receive the bonus otherwise payable pursuant to the terms of the Plan in respect of that fiscal year as if he had remained in the employ of the Company through the end of such year.

Further, if a participant's employment is terminated by the Company without cause prior to a change in control but the participant reasonably demonstrates that the termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a change in control or (ii) otherwise arose in connection with, or in anticipation of, a change in control which has been threatened or proposed, such termination shall be deemed to have occurred after a change in control for purposes of the SEEMP provided a change in control shall actually have occurred.

The Compensation Committee has the authority to amend or terminate the SEEMP at any time in its discretion; provided, however, that no such action may affect any bonus award previously granted under the SEEMP for that fiscal year; and further provided that the SEEMP may not be amended or terminated through and including the fiscal year in which a change in control occurs, (i) at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a change in control, or (ii) otherwise in connection with, or in anticipation of, a change in control which has been threatened or proposed, in either case, provided a change in control shall actually have occurred.

The Prior SEEMP did not contain any change in control provisions.

Under certain circumstances, the payment of bonuses under the SEEMP in connection with a change in control of the Company might be deemed an "excess parachute payment" for purposes of the golden parachute tax provisions of
Section 280G of the Code. To the extent it is so considered, the executive may be subject to a 20% excise tax and the Company may be denied a tax deduction. If the executive is a party to a Key Executive Agreement (described beginning on page 15), however, the Company would be obligated under that Agreement to pay to the executive an additional amount which, after deduction of any income, withholding and excise tax, equals the excise tax.

The amounts that will be received by each of the Eligible Employees (and as a group) under the SEEMP cannot be determined at this time. The following table sets forth the amounts which would have been received by each of the Eligible Employees (and as a group) for the last completed fiscal year if the SEEMP had been in effect instead of the principal bonus plan in which the individuals actually participated in such fiscal year. The Company's Earnings Per Share and Return On Assets for the last completed fiscal year (and therefore the amounts shown in the table) were affected by the strategic initiatives implemented in 1998 to improve return on invested capital and by the charges for international issues of $33.9 million (pre-tax).

                                                                                                      AMOUNT WHICH WOULD HAVE
              NAME OF INDIVIDUAL OR GROUP                                                            BEEN RECEIVED OR ALLOCATED
--------------------------------------------------------                                           ------------------------------
Gordon F. Teter, Chairman of the Board, Chief Executive
  Officer and President.................................                                                         $0

R. David Thomas, Senior Chairman of the Board and
  Founder...............................................                                                         $0

Frederick R. Reed, Chief Financial Officer and
  Secretary.............................................                                                         $0

John T. Schuessler, President and Chief Operating
  Officer, U.S. Operations..............................                                                   Not Applicable

George Condos, Executive Vice President.................                                                   Not Applicable

All Current Executive Officers as a Group...............                                                         $0

No other employees or Non-Employee Directors would have been eligible to receive benefits or allocations under the SEEMP if such plan had been in effect for the last completed fiscal year. A copy of the SEEMP is attached to this Proxy Statement as the Annex.

The affirmative vote of the holders of a majority of the common shares represented in person or by proxy at the meeting is necessary to approve the performance goals of the SEEMP. Under Ohio law and the Company's Regulations, abstentions and broker non-votes are counted as present; the effect of an abstention or broker non-vote is the same as a "no" vote. Unless otherwise indicated, the persons named in the Proxy will vote all Proxies in favor of approving the performance goals of the SEEMP.

--------------------------------------------------------------------------------
OTHER MATTERS

SHAREHOLDER PROPOSALS PURSUANT TO RULE 14A-8

In order to be considered for inclusion in the proxy statement distributed to shareholders prior to the Annual Meeting of Shareholders in 2000, a shareholder proposal pursuant to Securities and Exchange Commission Rule 14a-8 must be received by the Company no later than November 15, 1999. Written requests for inclusion should be addressed to: Corporate Secretary, P.O. Box 256, Dublin, Ohio 43017-0256. It is suggested that you mail your proposal by certified mail, return receipt requested.

SHAREHOLDER PROPOSALS OTHER THAN PURSUANT TO RULE 14A-8

With respect to any shareholder proposal not submitted pursuant to Securities and Exchange Commission Rule 14a-8 in connection with the Annual Meeting of Shareholders in 2000, the proxy for such meeting will confer discretionary authority to vote on such proposal unless (i) the Company is notified of such proposal not later than January 29, 2000, and (ii) the proponent complies with the other requirements set forth in Securities and Exchange Commission Rule 14a-4.

GENERAL INFORMATION

A COPY OF FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE SENT TO ANY SHAREHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO INVESTOR RELATIONS DEPARTMENT, P.O. BOX 256, 4288 WEST DUBLIN-GRANVILLE ROAD, DUBLIN, OHIO 43017-0256.

Management knows of no other business which may be properly brought before the Annual Meeting of Shareholders. However, if any other matters shall properly come before such meeting, it is the intention of the persons named in the enclosed form of Proxy to vote such Proxy in accordance with their best judgment on such matters.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO FILL IN, SIGN AND RETURN THE PROXY IN THE ENCLOSED STAMPED, SELF-ADDRESSED ENVELOPE.

By order of the Board of Directors.

                                           /s/ Frederick R. Reed
                                           FREDERICK R. REED
                                               Secretary

                           (Intentionally Left Blank)

                                                                           ANNEX

                          WENDY'S INTERNATIONAL, INC.
        AMENDED AND RESTATED SENIOR EXECUTIVE EARNINGS MAXIMIZATION PLAN

     1. PURPOSE. The purpose of the Amended and Restated Senior Executive Earnings Maximization Plan (the "Plan") is to enhance Wendy's International, Inc.'s (the "Company") ability to attract, motivate, reward, and retain key employees, to strengthen their commitment to the success of the Company and to align their interests with those of the Company's shareholders by providing additional compensation to designated key employees of the Company based on the achievement of performance objectives. To this end, the Plan provides a means of rewarding participants based on the performance of the Company.

     2. COMMITTEE. The Plan shall be administered by a committee of the Board of Directors of the Company (the "Committee"). Each member of the Committee must be an "outside director" within the meaning of the Regulations promulgated under
Section 162(m) of the Internal Revenue Code of 1986, as amended.

     3. ELIGIBLE EMPLOYEES. Eligible employees shall include any individuals holding the positions of Senior Chairman of the Board, Chairman of the Board, Vice Chairman, Chief Executive Officer, President, Chief Operating Officer or Chief Financial Officer; provided, however, that no more than three persons will participate in the Plan for any particular fiscal year of the Company (those Eligible Employees who are participants in respect of any fiscal year are hereinafter referred to as "Participants"). The Eligible Employees who will participate in the Plan for any fiscal year will be designated by the Committee in its sole discretion not later than 90 days after the commencement of that fiscal year.

     4. CREATION OF A BONUS POOL. The Committee shall establish Earnings Per Share targets at three levels for each fiscal year. A bonus pool (the "Bonus Pool") will be created in respect of any fiscal year in which Earnings Per Share exceeds one of those target levels. The amount of the Bonus Pool in any such fiscal year shall initially be calculated as Earnings Per Share multiplied by the pool funding level. In the event that the Company's Return On Assets achieves a target rate established by the Committee for such fiscal year, an additional amount shall be added to the Bonus Pool amount initially calculated equal to the multiplier percentage established by the Committee. The Committee may establish such targets, funding pool levels and percentages for a period of years, but in all circumstances not later than 90 days after the commencement of the year to which the targets and percentages relate. "Earnings Per Share" as used in this Plan shall mean diluted Earnings Per Share of the Company as reflected in the Company's consolidated audited financial statements for the applicable fiscal year (or such successor measure as may be required under generally accepted accounting principles), subject to the adjustment set forth in the following paragraph. "Return On Assets" as used in this Plan shall mean net income as reflected in the Company's consolidated audited financial statements for the applicable fiscal year before income taxes and interest charges divided by the average total assets of the Company for the last five fiscal quarters.

     With respect to countries where the Company is subject to income tax laws in fiscal 1998, if the Statutory Tax Rates applicable to the Company for any fiscal year are other than the Statutory Tax Rates in effect at the end of fiscal 1998, and with respect to countries where the Company is not subject to income tax laws in fiscal 1998, if the Statutory Tax Rates applicable to the Company for any fiscal year are other than the Statutory Tax Rates in effect for the first fiscal year when the Company becomes subject to the income tax laws in such countries, then Earnings Per Share for the purpose of calculating the Bonus Pool for such fiscal year shall be determined as though the Statutory Tax Rates had not changed. "Statutory Tax Rates" as used in this Plan shall mean the highest marginal tax rates applicable to the Company for a stated fiscal year (or portion thereof) for each of the countries in which the Company had earned income.

     5. ALLOCATION. The Chief Executive Officer of the Company shall be allocated 50% of the Bonus Pool created in respect of any fiscal year and each of the other Participants shall be allocated 25% of the

Bonus Pool; provided, however, that the Committee in its sole discretion may reduce at any time, including during or following the fiscal year, the amount of the bonus payable to any or all Participants in respect of such fiscal year. No bonus shall be payable to any Participant unless he is employed by the Company on the last day of the fiscal year, unless the Participant's employment was terminated because of his death, disability or retirement after attaining age 55 and the completion of 10 years of continuous service with the Company, in which event the Participant will be entitled to a pro-rata portion of the bonus otherwise payable in respect of that fiscal year, subject to the Committee's discretion as set forth in the proviso to the preceding sentence. Any portion of the Bonus Pool that is not paid to a Participant in respect of any fiscal year shall not be paid to any Eligible Employee.

     6. CERTIFICATION. Prior to payment of a bonus in respect of a fiscal year, the Committee must certify in writing as to the satisfaction of and compliance with the performance goals and other material terms of the Plan for that fiscal year.

     7. CHANGE IN CONTROL. Notwithstanding any provision in this Plan to the contrary, upon the occurrence of a "Change in Control" (as defined in Appendix A, hereto) of the Company, the following provisions shall apply:

            (i) The minimum bonus payable to each Participant in respect of the fiscal year in which the Change in Control occurs shall be the greater of:

                (A) the bonus amount paid or payable to the Participant in respect of the fiscal year prior to the year in which the Change in Control occurs;

                (B) the bonus amount that would be payable to the Participant assuming that the target level two entry point had been achieved; or

                (C) the bonus amount that would be payable to the Participant based on the Company's actual performance and achievement of applicable targets for such fiscal year through the date of the Change in Control.

            (ii) Notwithstanding the second sentence of Section 5 hereof, in the event that following the date of a Change in Control and during the fiscal year in which the Change in Control occurs a Participant's employment is terminated by the Company without "Cause" or by the Participant for "Good Reason" (as such terms are defined in Appendix A, hereto), such Participant shall be entitled to receive the bonus otherwise payable pursuant to the terms of the Plan in respect of that fiscal year as if he had remained in the employ of the Company through the end of such fiscal year.

                 If a Participant's employment is terminated by the Company without Cause prior to the date of a Change in Control but the Participant reasonably demonstrates that the termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (B) otherwise arose in connection with, or in anticipation of, a Change in Control which has been threatened or proposed, such termination shall be deemed to have occurred after a Change in Control for purposes of this Agreement provided a Change in Control shall actually have occurred.

     8. AMENDMENT OR TERMINATION. The Committee may amend or terminate the Plan at any time in its discretion; provided, however, that no amendment or termination of the Plan may affect any award made under the Plan prior to that time; provided further, however, that the Plan may not be amended or terminated through and including the fiscal year in which a Change in Control occurs, (i) at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control, or (ii) otherwise in connection with, or in anticipation of, a Change in Control which has been threatened or proposed, in either case provided a Change in Control shall actually have occurred.

     9. SHAREHOLDER APPROVAL. The adoption of this Plan is subject to the approval of the shareholders of the Company.

                                   APPENDIX A

1. A "Change in Control" shall mean the occurrence during the term of the Plan of:

     (a) An acquisition (other than directly from the Company) of any common stock or other voting securities of the Company entitled to vote generally for the election of directors (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the then outstanding shares of the Company's common stock or the combined voting power of the Company's then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a "Subsidiary") (ii) the Company or its Subsidiaries, or (iii) any Person in connection with a "Non-Control Transaction" (as hereinafter defined);

     (b) The individuals who, as of February 18, 1999, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least seventy percent (70%) of the members of the Board; provided, however, that if the election, or nomination for election by the Company's common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

     (c) The consummation of:

            (i) A merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued, unless such merger, consolidation or reorganization is a "Non-Control Transaction." A "Non-Control Transaction" shall mean a merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued where:

                (A) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least seventy percent (70%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

                (B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the Voting Securities of the Surviving Corporation, and

                (C) no Person other than (i) the Company, (ii) any Subsidiary,
            (iii) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation or reorganization, was maintained by the Company or any Subsidiary, or
            (iv) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Voting

            Securities or common stock of the Company, has Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the Surviving Corporation's then outstanding voting securities or its common stock.

            (ii) A complete liquidation or dissolution of the Company; or

            (iii) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

     Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding common stock or Voting Securities as a result of the acquisition of common stock or Voting Securities by the Company which, by reducing the number of shares of common stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of common stock or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional common stock or Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

2. A termination for "Cause" shall mean a termination by reason of the Company's Board of Director's good faith determination that the Participant (a) willfully and continually failed to substantially perform his duties with the Company (other than a failure resulting from the Participant's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Participant by the Board of Directors which specifically identifies the manner in which the Board of Directors believes that the Participant has not substantially performed his duties and such failure substantially to perform continues for at least fourteen (14) days, or (b) has willfully engaged in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, or (c) has otherwise materially breached the terms of his or her employment agreement with the Company, if applicable (each, an "Employment Agreement"), (including, without limitation, a voluntary termination of the Participant's employment by the Participant during the term of such Employment Agreement). No act, nor failure to act, on the Participant's part, shall be considered "willful" unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Company. Notwithstanding the foregoing, the Participant's employment shall not be deemed to have been terminated for Cause unless and until (1) there shall have been delivered to the Participant a copy of a written notice setting forth that the Participant was guilty of conduct set forth above in clause (a), (b) or (c) of the first sentence of this definition and specifying the particulars thereof in detail, and (2) the Participant shall have been provided an opportunity to be heard by the Board of Directors of the Company (with the assistance of Participant's counsel).

3. A termination for "Good Reason" shall mean the occurrence after a Change in Control of any of the events or conditions described in Subsections (a) through
(f) hereof without the Participant's express written consent:

     (a) a change in the Participant's status, title, position or responsibilities (including reporting responsibilities) which, in the Participant's reasonable judgment, does not represent a promotion from his status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Participant of any duties or responsibilities which, in the Participant's reasonable judgment, are inconsistent with such status, title, position or responsibilities; or any removal of the Participant from or failure to reappoint or reelect him to any of such positions, except in connection with the termination of his employment for disability, Cause, as a result of his death or by the Participant other than for Good Reason;

     (b) a reduction by the Company in the Participant's base salary as in effect immediately prior to the Change in Control or as the same may be increased from time to time, or a failure to increase Participant's annual base salary as of his established annual salary review date in any calendar year by a percentage at least as great as the annual increase in the Consumer Price Index for All Urban

Consumers and for All Items most recently published by the United States Bureau of Labor Statistics prior to such salary review date;

     (c) the Company's requiring the Participant to be based at any place outside a 30-mile radius from the Participant's business office location immediately prior to the Change in Control, except for reasonably required travel on the Company business which is not materially greater than such travel requirements prior to the Change in Control;

     (d) the failure by the Company to continue to provide the Participant with the compensation and benefits substantially similar (in terms of benefit levels and/or reward opportunities) to those provided for under the Participant's Employment Agreement and those provided to him under any of the employee benefit plans in which the Participant becomes a participant, or the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Participant of any material fringe benefit enjoyed by him at the time of the Change in Control;

     (e) any material breach by the Company of any provision of the Participant's Employment Agreement with the Company, if applicable; and

     (f) the failure of the Company to notify the Participant within the 30-day period following any transfer of business and assets to any other person by merger, consolidation, sale of assets or otherwise, that the Company has obtained a satisfactory agreement from a successor or assign of the Company to assume and agree to perform the Participant's Employment Agreement.

                           (Intentionally Left Blank)

                  [WENDY'S LOGO]       [TIM HORTON'S LOGO]

                  WENDY'S INTERNATIONAL, INC.

                  Appendix to the
                  1999 Proxy Statement

                  (Annual Financial Statements
                  and Other Information)

[FOOD PHOTOS]

                        TABLE OF CONTENTS

                AA-1    Management's Review
                        and Outlook

                AA-9    Consolidated Statements
                        of Income

               AA-10    Consolidated Balance Sheets

               AA-11    Consolidated Statements
                        of Cash Flows

               AA-12    Consolidated Statements
                        of Shareholders' Equity

               AA-13    Consolidated Statements of
                        Comprehensive Income

               AA-14    Notes to the Consolidated
                        Financial Statements

               AA-25    Management's Statement of
                        Responsibility for Financial
                        Statements, Report of
                        Independent Accountants

               AA-26    Officers and Directors

               AA-27    Market for Common Stock and
                        Related Stockholder Matters,
                        Selected Financial Data

               AA-28    Safe Harbor Statement

                           (Intentionally Left Blank)

WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES

MANAGEMENT'S REVIEW AND OUTLOOK

RESULTS OF OPERATIONS

1998 OVERVIEW

For Wendy's International, Inc. (the Company), 1998 was a year of transition in which strategic initiatives established in 1997 were implemented and several new initiatives were introduced. Once again, average sales increased in domestic Wendy's (5.7%), Wendy's of Canada (4.1% in Canadian dollars) and Canadian Tim Hortons (10.4% in Canadian dollars). The Wendy's domestic company operating margin expanded to 15.6% in 1998 from 14.8% in 1997 and 13.3% in 1996. Most importantly, management remained focused on operational excellence and long-term strategies to continue to succeed in the future, improve return on invested capital and enhance shareholder value over time. Some of the highlights of the year include:

- The repurchase of 9.3 million shares for $211 million. In February 1998, the Company announced a plan to repurchase up to $200 million of Wendy's common stock. In August 1998, the Company announced an additional $150 million was authorized for repurchase. The Company expects to continue repurchasing shares under this plan.

- Substantial action toward the goal of increasing return on assets and return on invested capital by disposing of 145 rental properties, franchising 171 Wendy's company operated restaurants, and repayment of $48.0 million of notes receivable through franchisee refinancings. The Company plans to use funds raised in this manner for new restaurant development, share repurchase or other high return strategies. Total pretax gains realized from these asset sale transactions in 1998 were $21.4 million. In 1997 and 1996, $80.9 million and $66.6 million in pretax gains were realized, respectively, from franchising Wendy's restaurants and selling properties which were previously leased to franchisees.

- Charges for international issues totaling $33.9 million ($25.2 million after tax). During the fourth quarter of 1998, it was determined that certain international assets in the United Kingdom were impaired and accordingly, these assets were written down, resulting in a $9.1 million pretax charge. Also in the fourth quarter of 1998, the Company wrote down various underperforming and non-recoverable assets in Argentina and recorded an estimated settlement with the franchisee. These pretax charges totaled $24.8 million. The international write-downs were substantially non-cash (see Note 2 to the consolidated financial statements).

- Substantial progress toward the goal of implementing a new enterprise-wide information technology system. The first stages of the new system will be introduced in the first quarter of 1999 and the remainder of the system should be introduced throughout 1999. Progress was also made with the store management technology system which will be implemented over the next two years.

The Company reported diluted earnings per share (EPS) of $.95 in 1998, $.97 in 1997 and $1.19 in 1996. Both 1998 and 1997 earnings were reduced by significant charges which included $25.2 million after tax ($.18 per share) in 1998 for the international charges described above, and $50.0 million after tax ($.36 per share) in 1997 for various strategic initiatives (see Note 3 to the consolidated financial statements and the "general and administrative expenses" discussion which follows). Net income each year also included the asset sale gains described above.

The chart below shows the impact of the non-recurring charges and the asset sale gains on the reported earnings:

---------------------------------------------------------
                                    1998    1997    1996
---------------------------------------------------------
Diluted EPS                         $ .95   $ .97   $1.19
  Non-recurring charges               .18     .36      --
  Asset sale gains                   (.10)   (.36)   (.31)
---------------------------------------------------------
Diluted EPS without non-recurring
  charges and asset sale gains      $1.03   $ .97   $ .88
---------------------------------------------------------

RETAIL SALES

DOMESTIC WENDY'S

Domestic Wendy's retail sales include sales from company operated Wendy's restaurants and sales of sandwich buns from the Company's bakery to Wendy's franchisees. Retail sales decreased 8.1% to $1.2 billion in 1998 from $1.3 billion in 1997 which compared with a 1.9% increase over 1996. This reflects company domestic Wendy's restaurants sold to franchisees or closed during the last two years somewhat offset by 1998 being a 53-week year compared with 1997 and 1996 being 52-week years. Average unit net sales increased 5.7% in 1998 compared with 5.9% in 1997. Same-store sales increased approximately 2% in company operated units in 1998. The average number of Wendy's company operated domestic restaurants decreased by 177 in 1998 and 46 in 1997 and increased by 15 in 1996.

The following chart reflects average net sales per domestic Wendy's restaurant for the last three years. The 1998 amounts have been adjusted to a comparable 52-week basis.

------------------------------------------------------------
                           1998         1997         1996
------------------------------------------------------------
Company                 $1,174,000   $1,111,000   $1,049,000
Franchise               $1,031,000   $1,017,000   $  978,000
Total domestic          $1,062,000   $1,042,000   $  998,000
------------------------------------------------------------

The average number of transactions in domestic company operated Wendy's increased approximately 3.5% in 1998 compared with 2.8% in 1997 and 1.1% in 1996. Domestic selling prices increased .8% during the year, while 1997 and 1996 increased 1.4% and .7%, respectively. This is consistent with the Company's continued emphasis on its everyday value strategy in the extremely intense competitive environment.

TIM HORTONS

Retail sales include sales from company operated Tim Hortons (Hortons) restaurants (primarily in the United States) and sales of dry goods and supplies from Hortons' Canadian warehouses to Hortons' Canadian franchisees. Warehouse sales increased 14.5% to $198.0 million (22.8% in local currency) in 1998 and 25.2% to $172.9 million in 1997, reflecting increases in the number and average sales of Hortons' franchised restaurants serviced and the additional week of operations in 1998. This was primarily a result of an increase in Hortons' Canadian same-store sales, in local currency, of approximately 10.4% during 1998 and 8.0% in 1997. Retail sales from company operated units increased 63.7% to $69.6 million in 1998 and 93.3% in 1997 from $22.0 million, primarily reflecting the opening of new restaurants in the United States. Retail sales were negatively impacted by approximately $16 million due to the decline in the value of the Canadian dollar during 1998.

INTERNATIONAL WENDY'S

International Wendy's retail sales primarily represents sales from company operated restaurants in Canada. Canadian Wendy's average restaurant sales for company operated restaurants, in local currency, increased 4.1% in 1998, following a 7.7% increase in 1997.

FRANCHISE REVENUES

DOMESTIC WENDY'S

Included in domestic Wendy's franchise revenues are royalty income from franchisees, rental income from properties leased to franchisees, gains from the sale of properties previously leased to franchisees, gains from franchising Wendy's company restaurants and franchise fees. Franchise fees include charges for various costs and expenses of the Company related to establishing a franchisee's business. Reserves for uncollectible franchise revenues are provided. Management reviews reserves on an ongoing basis and believes they are adequate for franchise-related receivables.

Royalties, before reserves, increased $17.2 million or 12.8% in 1998, and $14.6 million or 12.2% in 1997. This was a result of an average of 304 more franchise domestic Wendy's restaurants being open in 1998 and an average of 239 more in 1997, and one additional week of operations in 1998. Average sales at franchise restaurants increased 1.4% in 1998 and 4.0% in 1997.

Pretax gains from franchising Wendy's restaurants amounted to $2.4 million in 1998 for 171 restaurants sold, compared with $80.5 million in 1997 for 228 restaurants and $63.2 million in 1996 for 179 restaurants. Additionally, pretax gains resulting from the sale of properties which were previously leased to franchisees by Wendy's amounted to $18.0 million in 1998, $475,000 in 1997 and $3.4 million in 1996. Franchise fees were $3.9 million in 1998, $4.0 million in 1997 and $3.9 million in 1996.

Rental income from restaurants leased to franchisees increased $8.1 million, or 27.2%, in 1998 compared with an increase of $10.3 million, or 53.4%, in 1997, reflecting a higher average number of restaurants being leased to franchisees and an extra week of operations in 1998. At the end of 1998, 660 domestic Wendy's restaurants were leased to franchisees, compared with 630 in 1997 and 462 in 1996.

TIM HORTONS

Included in franchise revenues are royalty income from franchisees, rental income from properties leased to franchisees and franchise fees. Franchise fees include charges for various costs and expenses related to establishing a franchisee's business, and include initial equipment packages for the Hortons franchises. Reserves for uncollectible franchise revenues are provided.

Royalties, before reserves, increased 16.0% in 1998 to $26.7 million and 17.6% in 1997 to $23.1 million, reflecting the increase in the number of Canadian franchise restaurants open and the positive same-store sales growth, in local currency, of 10.4%, 8.0% and 4.7% in 1998, 1997 and 1996, respectively. Franchise fees were $26.5 million in 1998, $30.3 million in 1997 and $28.6 million in 1996.

Rental income from restaurants leased to franchisees increased $10.7 million, or 16.4% in 1998 compared with an increase of $9.8 million, or 17.9% in 1997, reflecting an additional number of restaurants being leased to Canadian franchisees and an extra week of operations in 1998. At the end of 1998, 1,116 restaurants were leased to franchisees, versus 1,046 in 1997 and 904 in 1996.

Franchise revenues for Hortons were reduced approximately $9 million due to the decline in the value of the Canadian dollar during 1998.

INTERNATIONAL WENDY'S

International Wendy's royalties were up slightly in 1998. Wendy's of Canada's royalties, before reserves, increased to $5.6 million in 1998, or 15.4% as 23 new stores were opened, 21 company stores were acquired, and same-store unit sales increased 2.5%. This benefit was offset by a decrease in Wendy's other international markets where average sales decreased 2.3% in U.S. dollars, although average sales increased 10.5% in local currency. The sales decrease primarily reflected weak currencies in the Pacific region. In 1997, Wendy's of Canada's royalties, before reserves, increased 24.3% to $4.9 million reflecting increased franchise store openings. Other international royalties decreased 4.0% from $9.3 million in 1998, while in 1997, royalties increased 7.0% from $8.7 million reflecting the opening of new restaurants. Franchise fees from Wendy's other international markets decreased $743,000 reflecting 37 fewer restaurant openings in 1998.

COST OF SALES AND RESTAURANT OPERATING COSTS

DOMESTIC WENDY'S

Domestic Wendy's cost of sales decreased to 58.9% of Wendy's domestic retail sales in 1998 from 59.1% in 1997 and 60.1% in 1996. Domestic food costs, as a percent of domestic retail sales, were 28.7% in 1998, 28.9% in 1997 and 30.0% in 1996. The improvement in the 1998 food costs, as a percent of retail sales, reflects lower beef and lettuce costs and the impact of salad bar removals during 1998. The reduction in food costs in 1997 reflected a reduction in french fry costs, the favorable impact of new products such as Fresh Stuffed Pitas and the benefit of a 1.4% increase in selling prices.

Domestic Wendy's labor costs were 26.4% of domestic retail sales in 1998, compared with 26.3% in 1997 and 26.0% in 1996. The increase reflects higher restaurant labor costs due to pressure on wage rates. This continues to be driven by demand throughout the industry for labor to provide quality service to customers. In 1997 and 1996, labor rates were also impacted by minimum wage increases. Average wage rates increased 5.8% in 1998 and 4.4% in 1997. The Company continues to control labor costs by adherence to its labor guidelines and with store-level productivity programs. The impact of higher labor rates was mostly offset by higher average sales per restaurant. Sales per labor hour increased to $27.90 in 1998 compared with $26.66 in 1997, reflecting a 4.7% increase in productivity following a 3.3% increase in 1997.

Domestic Wendy's restaurant operating costs, as a percent of domestic retail sales, were 25.5% in 1998, 26.1% in 1997 and 26.6% in 1996. The reduced percentage in 1998 reflects lower utility and marketing costs while 1997 reflected lower marketing expenditures, with both years benefiting from the leveraging of higher average sales. Operating costs also benefited from closing underperforming restaurants in 1998.

Wendy's domestic company operating margin was 15.6% for 1998, compared with 14.8% in 1997 and 13.3% in 1996. The improvement in both years reflects favorable food costs and restaurant operating costs as discussed above. The following chart details the margin:

-------------------------------------------------------------
                            1998         1997         1996
                         % of Sales   % of Sales   % of Sales
-------------------------------------------------------------
Retail sales               100.0%       100.0%       100.0%
Cost of sales               58.9         59.1         60.1
Company restaurant
  operating costs           25.5         26.1         26.6
-------------------------------------------------------------
Domestic company
  operating margin          15.6%        14.8%        13.3%
-------------------------------------------------------------

TIM HORTONS

The Hortons Canadian warehouse cost of sales increased 13.6% (21.8% in local currency) to $170.0 million in 1998 and 29.0% to $149.7 million in 1997 reflecting additional sales to Canadian franchisees due to the increased number of restaurants serviced and higher average sales per restaurant. Warehouse cost of sales remained relatively constant as a percent of warehouse sales. The warehouse distributes primarily dry goods such as flour, sugar and coffee to Hortons' franchisees. Cost of sales for company operated units amounted to $44.2 million, $21.8 million and $10.0 million in 1998, 1997 and 1996, respectively, reflecting the increase in the number of stores in the United States.

OPERATING COSTS

DOMESTIC WENDY'S

Domestic Wendy's operating costs include rent expense related to properties subleased to franchisees and costs related to operating and maintaining the bakery. Rent expense increased 27.9% or $2.1 million in 1998 and 77.0% or $3.3 million in 1997 reflecting the growth in the number of properties being leased and then subleased to franchisees. There were 247 total restaurants leased by the Company and then subleased to franchisees in 1998 versus 200 in 1997 and 161 in 1996.

TIM HORTONS

Hortons' operating costs include rent expense related to properties subleased to franchisees and cost of equipment sold to Hortons' franchisees as part of the initiation of the franchise business. Training and other costs necessary to ensure a successful Hortons franchise opening and costs to operate and maintain the warehouse are also included in operating costs.

Rent expense increased 12.5% or $2.9 million in 1998 and 11.5% or $2.4 million in 1997 reflecting the growth in the number of properties being leased and then subleased to Canadian franchisees. There were 866 total restaurants leased by Hortons and then subleased to franchisees at year-end 1998 versus 765 in 1997 and 654 in 1996. Cost of equipment decreased 8.8% or $1.8 million in 1998 but increased 1.7% to $20.4 million in 1997 reflecting a reduced number of restaurants franchised in 1998 following an increase in 1997.

GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses for 1997 included a non-recurring charge in connection with strategic initiatives taken in the fourth quarter of 1997 (see
Note 3 to the consolidated financial statements). This charge totaled $72.7 million pretax, and included provisions to franchise Wendy's restaurants or close underperforming restaurants, write down information technology system assets due to the implementation of a new enterprise-wide information technology system and store management system, write off deferred pre-opening costs, remove salad bars from company operated Wendy's and provide for various contingencies. Excluding the 1997 non-recurring charges, general and administrative expenses increased $23.2 million in 1998 and $23.8 million in 1997 and, as a percent of revenues, were 9.4%, 7.9% and 7.2% in 1998, 1997 and 1996, respectively. The higher percentage in 1998 reflects the decrease in revenues from closing and refranchising Wendy's restaurants throughout the last three years. In addition, 1998 reflects increased professional services for technology projects, development initiatives, charges for legal issues, spending to support Hortons expansion in the United States and an additional week of operations. The increase in 1997 includes salaries and benefits and other investments to expand Wendy's and Hortons in existing markets, introduce the Hortons concept to the United States, and further develop Wendy's outside North America. Reserves originally provided for Hortons environmental issues were reduced $2.9 million in 1997 and $6.6 million in 1996.

WRITE-DOWN OF CERTAIN INTERNATIONAL ASSETS AND RELATED CHARGES

The Company incurred a pretax charge for the write-down of impaired fixed assets for the United Kingdom subsidiary amounting to $9.1 million. Additionally, the Company took a pretax charge of $24.8 million to write off various underperforming and non-recoverable assets and settle a franchisee dispute in Argentina (see Note 2 to the consolidated financial statements).

OTHER EXPENSE AND INCOME

Other expense decreased $4.2 million in 1998 primarily due to lower charges for store closures, remodeling and conversion costs. For 1997, these expenses increased $7.6 million over 1996 reflecting significantly higher charges for store closures, remodeling and conversion costs, as well as a pay out for an international arbitration settlement.

INTEREST

Net interest expense included interest income of $28.0 million in 1998 compared with $25.3 million in 1997 and $16.2 million in 1996. Interest income increased in 1997 primarily as a result of the increase in notes receivable taken for restaurant dispositions. Interest expense was $30.0 million in 1998, $28.9 million in 1997 and $23.0 million in 1996, which includes distributions on the company-obligated mandatorily redeemable preferred securities. Interest expense increased in 1997 reflecting additional borrowings in 1996.

INCOME TAXES

The effective income tax rate for 1998 was 40.6% compared with 40.5% for 1997 and 38.8% for 1996. The increases reflected the impact of the $33.9 million international charges in 1998 and the $72.7 million non-recurring charge in 1997. Before the non-recurring charges each year, the effective income tax rates were 38.5% for 1998 and 38.2% for 1997.

FINANCIAL POSITION

OVERVIEW

The Company maintains a strong balance sheet to support system growth and financial flexibility. Although the Company took actions to reduce assets in 1998, total assets were still almost two-and-one half times liabilities. The debt-to-equity ratio has remained very consistent over the last three years and was 23% at year-end 1998 compared with 21% at year-end 1997 (company-obligated mandatorily redeemable preferred securities are excluded from the debt-to-equity ratio). Standard & Poors and Moody's rate the Company's senior unsecured debt BBB+ and Baa-1, respectively.

Total assets decreased $103.7 million from 1997 reflecting the strategic initiatives to franchise restaurants or close underperforming restaurants, reduce notes receivable and use cash for common share repurchases. Property and equipment increased $15.3 million reflecting capitalized costs in connection with the new enterprise-wide and store management information initiatives offset by fewer company operated restaurants. Notes receivable decreased $46.3 million primarily due to a plan to monetize assets with overall returns lower than the Company's cost of capital. A total of $211 million of cash was used to repurchase 9.3 million common shares in 1998. Return on average assets was 12.8% in 1998 and 13.4% in 1997, with both years reflecting significant non-recurring charges. In 1996, when there were no similar charges, the return was 17.6%.

Shareholders' equity was reduced $116.2 million reflecting the treasury shares purchased in 1998. This impact was somewhat offset by a $92.4 million increase in retained earnings. Return on average equity was 11.0% in 1998 and 11.5% in 1997 as both years included significant non-recurring charges. In 1996, when there were no similar charges, the return was 16.6%.

CASH FLOW

Cash provided by operating activities was $233.8 million in 1998, compared with $223.4 million in 1997 and $189.9 million in 1996. Cash proceeds of $114.9 million were realized in 1998 primarily from the sale of Wendy's company operated restaurants and sale of properties previously leased to franchisees, while $93.9 million was provided in 1997 and $98.1 million was provided in 1996. The Company also received $68.7 million, $17.3 million and $11.6 million in principal payments of notes receivable in 1998, 1997 and 1996, respectively, of which $48.0 million in 1998 was due to franchisee refinancings (see Note 1 to the consolidated financial statements). The Company issued $200 million in company-obligated mandatorily redeemable preferred securities in 1996.

In all three years, cash provided by operating activities and other sources was primarily used for capital expenditures, dividend payments, debt repayment, acquisitions of franchised restaurants, purchase of real estate for development or conversion, and during 1998, repurchase of common stock. Over the last three years, the Company used $74.1 million to acquire Wendy's franchised restaurants and $50.8 million to purchase competitors' concepts to be converted to Wendy's or Hortons. The Company repaid $41.5 million in long-term obligations during the last three years. In 1998, the Company repurchased common stock for $211 million.

During 1998, capital expenditures amounted to $242 million. New restaurant expenditures amounted to $147 million; $48 million was spent for improvements to existing restaurants; and $47 million was spent for other additions. Plans for 1999 are to open about 370 to 390 new Wendy's restaurants, of which approximately 115 to 120 are expected to be company operated Wendy's sites, and 190 to 200 new Hortons. Capital expenditures are expected to be approximately $300 million in 1999, including approximately $74 million for Hortons.

Cash flow from operations, cash and investments on hand, possible asset sales, cash from repayment of notes receivable, and cash available through existing revolving credit agreements and through the possible issuance of securities should provide for the Company's projected cash requirements through 1999, including cash for capital expenditures, future acquisitions of restaurants from franchisees, stock repurchases or other corporate purposes.

INFLATION

Financial statements determined on a historical cost basis may not accurately reflect all the effects of changing prices on an enterprise. Several factors tend to reduce the impact of inflation for the Company. Inventories approximate current market prices, there is some ability to adjust prices, and liabilities are repaid with dollars of reduced purchasing power.

                                  TIM HORTONS

Hortons is the second largest quick-service restaurant chain in Canada and at year-end 1998 had 1,567 restaurants open in Canada and 100 open in the United States. The Company believes there are significant opportunities to expand the Hortons concept throughout Canada and the United States. The concept is extremely flexible and includes standard units with a bakery, both with and without drive-through windows, double-drive through buildings, and various other satellites, kiosks and carts. In addition, combination units shared with Wendy's restaurants have been opened. Future expansion in Canada, where the chain is profitable, is anticipated to be primarily through franchising and the Company plans to open about 170 to 175 Canadian Hortons in 1999. Hortons will slow new unit development in the United States, and plans to open 20 to 25 stores in 1999. In the United States, Hortons is a new concept in the investment phase and not currently profitable.

                             INTERNATIONAL WENDY'S

Canada is the Company's largest international market and makes up the majority of company operated international restaurants. In 1998, 30 Wendy's opened in Canada, bringing total restaurants to 267 at year end. In 1999, the Company plans to open 40 to 45 Wendy's restaurants in Canada.

At year-end 1998, there were 390 international Wendy's open outside Canada, with 45 restaurants opened in 1998. International growth outside Canada continues to be primarily through franchising, but company operated units are also planned. In early 1999, the Company acquired restaurant sites from its former joint venture partner in Argentina. The Company plans on opening 40 to 45 new Wendy's in international markets outside North America in 1999, with the primary focus on Latin America, and intends to increase international development in future years. International operations in Canada are profitable, however operations outside of Canada are not yet profitable, particularly in the United Kingdom.

MANAGEMENT'S OUTLOOK

The Company's initiatives implemented in 1998 are focused on increasing shareholder value over time. These initiatives include improving store-level productivity to increase margins, disposing of underperforming restaurants, writing down underperforming and non-recoverable assets, accelerating restaurant development in North America, monetizing lower return assets, repurchasing common shares, and implementing the new enterprise-wide information system and new store management system.

Management intends to allocate resources to improve long-term return on assets and invested capital, as well as, stay focused on established operational strategies of exceeding customer expectations, foster a performance-driven culture, deliver a balanced message of brand equity plus value in marketing and grow a healthy restaurant system. The Company believes its success depends on providing everyday value, quality and variety, not discounting. Management believes in reinvesting in its restaurants to maintain a fresh image, provide convenience for its customers and increase the overall efficiency of restaurant operations. The goal of these strategies is to increase average sales primarily through greater customer traffic in the restaurants. The Company expects to face some cost pressures with the domestic Wendy's business in 1999, particularly with chicken, produce and labor costs. The Company also expects to manage corporate and field-level costs to control overall general and administrative expense growth.

New restaurant development continues to be very important to the Company. Both Wendy's and Hortons restaurant concepts are underpenetrated in most markets. The Company intends to grow aggressively, but responsibly, focusing on the markets with the best potential for sales and return on investment. Each new company owned unit must meet minimum operational and financial requirements before being approved for development. A total of 460 new restaurants were added in 1998. Current plans call for approximately 560 to 590 new units to open in 1999. The primary focus will be on core operations of Wendy's in North America and Hortons Canada. While the majority of units will continue to be traditional sites, the Company plans to continue adding special sites such as inside shopping malls and universities. The Company expects pretax gains generated from selling company restaurants or other asset sale transactions to be less than gains in 1998 ($21.4 million in 1998, $80.9 million in 1997 and $66.6 million in 1996).

The strength and vitality of the franchise community is an essential part of the continued success of the Company. Various strategies have been developed to assist individual franchisees and the overall franchise system. The goal of these strategies is to encourage responsible new restaurant development, attract new franchisees, enhance minority representation, increase royalty income and maintain a high royalty receivable collection rate. The Company will continue to maintain appropriate reserves against franchise receivables.

The Company is optimistic about development of Hortons in the United States, but the concept does not yet enjoy the superior brand recognition it has in Canada. The entire domestic quick-service restaurant industry is competitive and there are many established baked goods outlets. Although Hortons is not currently profitable in the United States, the Company's strategy is to enhance brand awareness, increase same-store sales, build coffee loyalty and attract additional franchisees. In 1999, the Company will limit new development to approximately 20 to 25 new units in the United States.

The Company remains optimistic about long-term opportunities for international operations. Most of Wendy's development outside North America is with franchisees who are affected by adverse economic and political conditions, such as those recently experienced in Asia. Economic and competitive pressures remain very challenging in Europe and the Middle East. Although the Canadian economy remains strong, the Canadian dollar has weakened in the last two years and Wendy's company operations and Hortons' franchise operations were negatively impacted. The Company does not believe these conditions change the long-term potential of the international business, but they could influence short-term results.

YEAR 2000

The year 2000 issue concerns the ability of date sensitive information technology systems and non-information technology systems with embedded technology applications to properly recognize the year 2000 in calculating and processing information. The Company has undertaken several actions to identify potential issues, set priorities, develop and implement remediation plans, test and develop and, to the extent needed, implement contingency plans.

The Company has completed an assessment of year 2000 issues with respect to what it has identified as significant priorities. The Company has initiated a plan to install a new enterprise-wide information system which will include new software that is year 2000 compliant. This system is expected to be implemented during 1999. The Company has also implemented a plan to remediate existing store management systems. These systems are expected to be implemented during 1999. The Company has made an assessment that other existing software will need to be modified since it will either not be replaced by the new information systems or replacement will not occur prior to year 2000. Internal resources and third party consultants are being utilized to identify, correct and test these systems for year 2000 compliance. Of the systems modified, approximately 75% have been tested and put into production. It is expected that substantially all testing of those systems will be completed by the end of the second fiscal quarter of 1999. The Company is currently addressing potential year 2000 issues on lower priority systems and expects that these systems will be year 2000 compliant by the end of 1999.

The modifications to existing software are expected to cost approximately $4 million, of which $1 million was expensed in 1997 and $1.4 million was expensed in 1998. The remainder will be expensed in fiscal 1999. The new information system is estimated to cost approximately $50 million to $60 million, a substantial portion of which will be capitalized. All costs are expected to be funded by cash flows from operations.

The Company has initiated communications with various third parties with which it has a significant relationship to determine their readiness with respect to the year 2000 issue. These third parties include food and paper suppliers, restaurant equipment suppliers and banks. Based on responses received from most of these third parties, it appears that year 2000 issues are being addressed. The Company intends to pursue responses from the remaining third parties with which it has a significant relationship and to discuss any material year 2000 concerns that are identified. The Company intends to develop contingency plans by the middle of 1999 for third parties that the Company believes have material year 2000 concerns. Although the Company has not been informed of material year 2000 issues by third parties with which it has a material relationship or franchisees, there is no assurance that these entities will be year 2000 compliant on a timely basis. Unanticipated failures or significant delays in furnishing products or services by third parties or general public infrastructure service providers, or the inability of franchisees to perform sales reporting and financial management functions or to make timely payments to the Company or suppliers, could have a material adverse effect on the results of operations, financial condition and/or liquidity. The Company has contingency plans in place for certain of these eventualities (such as the ability to shift quickly to other food suppliers in the event one supplier experiences unanticipated year 2000 issues) and, to the extent possible, intends to develop other contingency plans as needed.

The Company has also been communicating with and providing information to its franchisees regarding the potential business risks associated with the year 2000 issues. Among other things, these communications encourage franchisees to address year 2000 issues and provide information that could be useful in assessing potential year 2000 issues. The Company intends to continue providing information to franchisees with respect to such issues.

The Company anticipates timely completion of its program to address year 2000 issues. However, if the new information systems are not implemented on a timely basis, modifications to existing systems cannot be accomplished on a timely basis, information technology resources do not remain available, or other unanticipated events occur, there would be adverse financial and operational effects on the Company. The amount of these effects cannot be ascertained at this time. The Company has contingency plans in place for certain of these eventualities and intends to develop other contingency plans as needed.

RECENTLY ISSUED ACCOUNTING STANDARDS

Financial Accounting Standards Number 133 -- "Accounting for Derivative Instruments and Hedging Activities" was issued in June 1998. This statement provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. This statement is effective for years beginning after June 15, 1999. The Company is in the process of evaluating the impact of this statement.

SAFE HARBOR STATEMENT

Certain information contained in this Appendix to the Proxy Statement, particularly information regarding future economic performance and finances, plans and objectives of management, is forward looking. In some cases, information regarding certain important factors that could cause actual results to differ materially from any such forward-looking statement appears together with such statement. In addition, the following factors, in addition to other possible factors not listed, could affect the Company's actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include competition within the quick-service restaurant industry, which remains extremely intense, both domestically and internationally, with many competitors pursuing heavy price discounting; changes in economic conditions; changes in consumer perceptions of food safety; harsh weather, particularly in the first and fourth quarters; changes in consumer tastes; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations and financing for new restaurant development; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully complete transactions designed to improve its return on investment; unanticipated issues related to year 2000 compliance efforts of the Company or various third parties and other factors set forth in Exhibit 99 to the Company's Form 10-K filed with the Securities and Exchange Commission and in this Appendix to the Proxy Statement for the 1999 Annual Meeting of Shareholders.

WENDY'S DOMESTIC AND INTERNATIONAL RESTAURANTS

---------------------------------------------------------------------------------------------------------------------------------
                                                                        WENDY'S COMPANY
                                     TOTAL WENDY'S                         OPERATED                       WENDY'S FRANCHISED
---------------------------------------------------------------------------------------------------------------------------------
                              1998       1997       1996          1998       1997       1996          1998       1997       1996
---------------------------------------------------------------------------------------------------------------------------------
Open at beginning of year     5,207      4,933      4,667         1,202      1,315      1,311         4,005      3,618      3,356
Opened                          299        371        343            68         97         89           231        274        254
Closed                         (173)       (97)       (77)          (70)       (15)       (10)         (103)       (82)       (67)
Acquisitions within the
  system                        178        261        283             7         33        104           171        228        179
Dispositions within the
  system                       (178)      (261)      (283)         (171)      (228)      (179)           (7)       (33)      (104)
---------------------------------------------------------------------------------------------------------------------------------
Open at end of year           5,333      5,207      4,933         1,036      1,202      1,315         4,297      4,005      3,618
---------------------------------------------------------------------------------------------------------------------------------

WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

  Fifty-three weeks ended January 3, 1999 and fifty-two weeks ended December 28,
                                                      1997 and December 29, 1996
--------------------------------------------------------------------------------

(IN THOUSANDS, EXCEPT PER SHARE DATA)                      1998          1997          1996
----------------------------------------------------------------------------------------------
REVENUES
  Retail sales                                          $1,586,145    $1,651,689    $1,566,888
  Franchise revenues                                       362,094       385,641       330,256
----------------------------------------------------------------------------------------------
                                                         1,948,239     2,037,330     1,897,144
----------------------------------------------------------------------------------------------
COSTS AND EXPENSES
  Cost of sales                                            995,966     1,026,026       976,666
  Company restaurant operating costs                       359,815       389,534       379,404
  Operating costs                                           67,318        63,175        54,710
  General and administrative expenses (Note 3)             183,486       232,983       136,461
  Depreciation and amortization of property and
     equipment                                              95,396        95,638        88,957
  Write-down of certain international assets and
     related charges (Note 2)                               33,893
  Other expense (income)                                     2,665         6,899          (683)
  Interest, net                                              2,039         3,604         6,812
----------------------------------------------------------------------------------------------
                                                         1,740,578     1,817,859     1,642,327
----------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                 207,661       219,471       254,817
INCOME TAXES                                                84,303        88,972        98,869
----------------------------------------------------------------------------------------------
NET INCOME                                              $  123,358    $  130,499    $  155,948
----------------------------------------------------------------------------------------------
BASIC EARNINGS PER COMMON SHARE                               $.96          $.99         $1.23
----------------------------------------------------------------------------------------------
DILUTED EARNINGS PER COMMON SHARE                             $.95          $.97         $1.19
----------------------------------------------------------------------------------------------
DIVIDENDS PER COMMON SHARE                                    $.24          $.24          $.24
----------------------------------------------------------------------------------------------
BASIC SHARES                                               128,353       131,595       126,461
----------------------------------------------------------------------------------------------
DILUTED SHARES                                             137,089       140,738       133,684
----------------------------------------------------------------------------------------------

See accompanying Notes to the Consolidated Financial Statements.

WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
                                           January 3, 1999 and December 28, 1997
--------------------------------------------------------------------------------

(DOLLARS IN THOUSANDS)                                           1998          1997
--------------------------------------------------------------------------------------
ASSETS
  CURRENT ASSETS
    Cash and cash equivalents                                 $  160,743    $  234,262
    Accounts receivable, net                                      74,737        66,755
    Notes receivable, net                                         19,952        13,897
    Deferred income taxes                                         23,177        31,007
    Inventories and other                                         35,085        35,633
--------------------------------------------------------------------------------------
                                                                 313,694       381,554
--------------------------------------------------------------------------------------
  PROPERTY AND EQUIPMENT, NET                                  1,280,794     1,265,500
  NOTES RECEIVABLE, NET                                          126,366       178,681
  GOODWILL, NET                                                   50,723        51,346
  DEFERRED INCOME TAXES                                           15,090        15,117
  OTHER ASSETS                                                    51,280        49,482
--------------------------------------------------------------------------------------
                                                              $1,837,947    $1,941,680
--------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
  CURRENT LIABILITIES
    Accounts payable                                          $  101,100    $  100,966
    Accrued expenses
       Salaries and wages                                         30,432        31,377
       Taxes                                                      31,105        15,830
       Insurance                                                  34,944        30,899
       Other                                                      46,432        26,391
    Current portion of long-term obligations                       5,399         7,151
--------------------------------------------------------------------------------------
                                                                 249,412       212,614
--------------------------------------------------------------------------------------
  LONG-TERM OBLIGATIONS
    Term debt                                                    205,371       205,872
    Capital leases                                                40,676        43,891
--------------------------------------------------------------------------------------
                                                                 246,047       249,763
--------------------------------------------------------------------------------------
  DEFERRED INCOME TAXES                                           60,707        81,017
  OTHER LONG-TERM LIABILITIES                                     13,714        14,052
  COMMITMENTS AND CONTINGENCIES
  COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED
    SECURITIES OF SUBSIDIARY WENDY'S FINANCING I, HOLDING
    SOLELY WENDY'S CONVERTIBLE DEBENTURES                        200,000       200,000
  SHAREHOLDERS' EQUITY
    Preferred stock, authorized: 250,000 shares
    Common stock, $.10 stated value per share, authorized:
      200,000,000 shares
       Issued and Exchangeable: 133,415,000 and 132,396,000
       shares, respectively                                       11,796        11,595
    Capital in excess of stated value                            370,288       353,327
    Retained earnings                                            931,603       839,215
    Accumulated other comprehensive expense                      (33,355)      (18,191)
--------------------------------------------------------------------------------------
                                                               1,280,332     1,185,946
    Treasury stock, at cost: 9,410,000 and 129,000 shares,
      respectively                                              (212,265)       (1,712)
--------------------------------------------------------------------------------------
                                                               1,068,067     1,184,234
--------------------------------------------------------------------------------------
                                                              $1,837,947    $1,941,680
--------------------------------------------------------------------------------------

See accompanying Notes to the Consolidated Financial Statements.

WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

  Fifty-three weeks ended January 3, 1999 and fifty-two weeks ended December 28,
                                                      1997 and December 29, 1996
--------------------------------------------------------------------------------

(IN THOUSANDS)                                                  1998        1997        1996
----------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                  $123,358    $130,499    $155,948
  Adjustments to reconcile net income to net cash provided
      by operating activities
    Depreciation and amortization                              100,218     104,529      94,981
    Deferred income taxes                                      (12,767)        802      23,394
    Gain from property dispositions, net                        (6,646)    (20,044)    (63,314)
    Net reserves for receivables and other contingencies         1,982         352      (8,855)
    Changes in operating assets and liabilities, net of
      effects of acquisitions and dispositions of
      restaurants
      Accounts and notes receivable                               (489)    (21,101)     (3,443)
      Inventories and other                                     (1,883)     (1,476)     (6,476)
      Accounts payable and accrued expenses                     27,553       6,391      (6,956)
    Decrease (increase) in other assets                          1,330      12,048        (571)
    Other, net                                                   1,180      11,402       5,220
----------------------------------------------------------------------------------------------
    Net cash provided by operating activities                  233,836     223,402     189,928
----------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from property dispositions                          114,944      93,893      98,091
  Capital expenditures                                        (241,509)   (294,552)   (307,284)
  Acquisition of franchises                                     (4,775)    (10,226)    (59,119)
  Principal payments of notes receivable                        68,658      17,265      11,576
  Other investing activities                                   (11,549)     (7,359)     (5,253)
----------------------------------------------------------------------------------------------
    Net cash used in investing activities                      (74,231)   (200,979)   (261,989)
----------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of common stock                        14,397      30,567      12,192
  Repurchase of common stock                                  (210,553)
  Principal payments on long-term obligations                   (5,998)     (6,089)    (29,434)
  Dividends paid on common stock                               (30,970)    (31,595)    (30,436)
  Proceeds from issuance of trust preferred securities                                 200,000
  Payments on amounts due officer, net                                                 (63,221)
  Other financing activities                                                            (4,211)
----------------------------------------------------------------------------------------------
    Net cash (used) provided by financing activities          (233,124)     (7,117)     84,890
----------------------------------------------------------------------------------------------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS               (73,519)     15,306      12,829
----------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD               234,262     218,956     206,127
----------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                    $160,743    $234,262    $218,956
----------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Interest paid                                               $ 29,592    $ 29,186    $ 30,556
----------------------------------------------------------------------------------------------
  Income taxes paid                                             73,573      79,941      71,840
----------------------------------------------------------------------------------------------
  Debt converted to common stock                                                        98,714
----------------------------------------------------------------------------------------------
  Capital lease obligations incurred                             4,998       6,811       6,156
----------------------------------------------------------------------------------------------
  Notes receivable from restaurant dispositions                 28,603      70,839      53,231
----------------------------------------------------------------------------------------------
  Acquisition of franchises
----------------------------------------------------------------------------------------------
    Fair value of assets acquired                                4,775      19,106      64,803
----------------------------------------------------------------------------------------------
    Cash paid                                                    4,775      10,226      59,119
----------------------------------------------------------------------------------------------
    Liabilities assumed                                                      8,880       5,684
----------------------------------------------------------------------------------------------

See accompanying Notes to the Consolidated Financial Statements.

WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

  Fifty-three weeks ended January 3, 1999 and fifty-two weeks ended December 28,
                                                      1997 and December 29, 1996
--------------------------------------------------------------------------------

(IN THOUSANDS)                                                  1998          1997          1996
---------------------------------------------------------------------------------------------------
COMMON STOCK AT STATED VALUE
  Balance at beginning of period                             $   11,595    $   11,315    $   10,399
    Exercise of options                                             101           280           103
    Conversion of exchangeable shares and subordinated
       debentures                                                   100                         813
---------------------------------------------------------------------------------------------------
  Balance at end of period                                       11,796        11,595        11,315
---------------------------------------------------------------------------------------------------
CAPITAL IN EXCESS OF STATED VALUE
  Balance at beginning of period                                353,327       312,570       199,804
    Exercise of options, including tax benefits                  17,061        40,757        14,865
    Conversion of exchangeable shares and subordinated
       debentures                                                  (100)                     97,901
---------------------------------------------------------------------------------------------------
  Balance at end of period                                      370,288       353,327       312,570
---------------------------------------------------------------------------------------------------
RETAINED EARNINGS
  Balance at beginning of period                                839,215       740,311       614,799
    Net income                                                  123,358       130,499       155,948
    Dividends paid                                              (30,970)      (31,595)      (30,436)
---------------------------------------------------------------------------------------------------
  Balance at end of period                                      931,603       839,215       740,311
---------------------------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE EXPENSE                         (33,355)      (18,191)       (5,712)
---------------------------------------------------------------------------------------------------
TREASURY STOCK, AT COST
  Balance at beginning of period                                 (1,712)       (1,712)       (1,712)
    Purchase of common stock                                   (210,553)
---------------------------------------------------------------------------------------------------
  Balance at end of period                                     (212,265)       (1,712)       (1,712)
---------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY                                         $1,068,067    $1,184,234    $1,056,772
---------------------------------------------------------------------------------------------------
COMMON SHARES
  Balance issued at beginning of period                         115,946       113,148       103,993
    Exercise of options                                           1,019         2,798         1,031
    Conversion of exchangeable shares and subordinated
       debentures                                                 1,000                       8,124
---------------------------------------------------------------------------------------------------
  Balance issued at end of period                               117,965       115,946       113,148
---------------------------------------------------------------------------------------------------
TREASURY SHARES
---------------------------------------------------------------------------------------------------
  Balance at beginning of period                                   (129)         (129)         (129)
    Purchase of common stock                                     (9,281)
---------------------------------------------------------------------------------------------------
  Balance at end of period                                       (9,410)         (129)         (129)
---------------------------------------------------------------------------------------------------
COMMON SHARES ISSUED AND OUTSTANDING                            108,555       115,817       113,019
---------------------------------------------------------------------------------------------------
COMMON SHARES ISSUABLE UPON CONVERSION OF EXCHANGEABLE
  SHARES (1,000 shares purchased and converted in 1998)          15,450        16,450        16,450
---------------------------------------------------------------------------------------------------
COMMON SHARES ISSUED AND OUTSTANDING, INCLUDING
  EXCHANGEABLE SHARES                                           124,005       132,267       129,469
---------------------------------------------------------------------------------------------------

See accompanying Notes to the Consolidated Financial Statements.

WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

  Fifty-three weeks ended January 3, 1999 and fifty-two weeks ended December 28,
                                                      1997 and December 29, 1996
--------------------------------------------------------------------------------

(IN THOUSANDS)                                                1998        1997        1996
--------------------------------------------------------------------------------------------
NET INCOME                                                  $123,358    $130,499    $155,948
OTHER COMPREHENSIVE EXPENSE
  Translation adjustments (net of taxes of $10,291, $8,005
     and $1,100, respectively)                               (15,057)    (11,741)     (1,736)
  Other (net of taxes of $90, $536 and $426, respectively)      (107)       (738)        535
--------------------------------------------------------------------------------------------
                                                             (15,164)    (12,479)     (1,201)
--------------------------------------------------------------------------------------------
COMPREHENSIVE INCOME                                        $108,194    $118,020    $154,747
--------------------------------------------------------------------------------------------

See accompanying Notes to the Consolidated Financial Statements.

WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1  SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

The Company's principal business is the operation and franchising of quick-service restaurants serving high-quality food. At year-end 1998, the Company and its franchise owners operated 5,333 restaurants under the name "Wendy's" in 50 states and in 31 other countries and territories. Additionally, the Company and its franchise owners operated 1,567 restaurants in Canada and 100 units in the United States under the name "Tim Hortons".

FISCAL YEAR

The Company's fiscal year ends on the Sunday nearest to December 31. The 1998 fiscal year consisted of 53 weeks and the 1997 and 1996 fiscal years consisted of 52 weeks.

BASIS OF PRESENTATION

The Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Certain reclassifications have been made for prior years to conform with the 1998 presentation.

For purposes of the Consolidated Statements of Cash Flows, the Company considers short-term investments with original maturities of three months or less as cash equivalents.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. The most significant of these estimates are related to reserves for receivables, workers' compensation claims, income taxes, useful lives of long-lived assets and contingencies. These affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

INVENTORIES

Inventories, amounting to $19.6 million and $19.3 million at January 3, 1999 and December 28, 1997, respectively, are stated at the lower of cost (first-in, first-out) or market, and consist primarily of restaurant food items, new equipment and parts, and paper supplies.

PROPERTY AND EQUIPMENT

Depreciation and amortization are recognized using the straight-line method in amounts adequate to amortize costs over the following estimated useful lives: buildings, up to 40 years; leasehold improvements, up to 25 years; restaurant equipment, up to 15 years; other equipment, up to 10 years; and property under capital leases, the primary lease term. Interest cost associated with the construction of new restaurants is capitalized, while certain other costs, such as ground rentals and real estate taxes, are generally expensed as incurred. Major improvements are capitalized, while maintenance and repairs are expensed when incurred.

Property and equipment, at cost, at each year end consisted of the following:

-------------------------------------------------------
(IN THOUSANDS)                    1998          1997
-------------------------------------------------------
Land                           $  317,895    $  335,258
Buildings                         628,477       601,616
Leasehold improvements            310,402       313,229
Restaurant equipment              358,327       394,702
Other equipment                   104,609        84,039
Capital leases                     63,502        74,566
-------------------------------------------------------
                                1,783,212     1,803,410
-------------------------------------------------------
Accumulated depreciation and
  amortization                   (502,418)     (537,910)
-------------------------------------------------------
                               $1,280,794    $1,265,500
-------------------------------------------------------

GOODWILL

Goodwill is amortized using the straight-line method over periods ranging from 10 to 40 years which, for leased restaurants, include the original lease period plus renewal options, if applicable. The Company periodically reviews goodwill and, based upon undiscounted future cash flows, recognizes impairments when a permanent decline in value has occurred. Accumulated amortization of goodwill was $23.4 million and $21.7 million at January 3, 1999 and December 28, 1997, respectively.

NOTES RECEIVABLE

The carrying amount of notes receivable approximates fair value.

During the third quarter 1998, the Company entered into an agreement with a third party lender that permits such lender to contact the Company's franchisees having notes payable to the Company. The lender may offer to refinance such notes, generally on terms more favorable to the franchisees than existing terms, and enter into commitments to refinance such notes on or before March 31, 1999. The Company is paid a fee by the lender for each individual note refinancing. As of January 3, 1999, a total of $30.0 million in notes receivable had been refinanced under this program resulting in $977,000 in fee income to the Company. Additionally, other note refinancings amounted to $18.0 million. The fee income is recorded in franchise revenues.

PRE-OPENING COSTS

Effective December 28, 1997, the Company recorded a special pretax charge of approximately $6.0 million to reflect the decision to write off all existing pre-opening costs and to thereafter expense such costs as incurred. The Company did not separately state this change ($2.5 million pretax) as a cumulative effect of a change in accounting principle due to the immaterial effect of the change. Previously, the Company capitalized certain operating costs incurred prior to the opening of a new restaurant and amortized such costs over a one-year period (see Note 3).

CAPITALIZED SOFTWARE DEVELOPMENT COSTS

The Company capitalizes certain internally developed software costs which are amortized over a ten-year period. At January 3, 1999 and December 28, 1997, capitalized software development costs, net of accumulated amortization, amounted to $22.0 million and $1.0 million, respectively.

ADVERTISING COSTS

The Company expenses advertising costs as incurred.

FRANCHISE OPERATIONS

The Company grants franchises to independent operators who in turn pay technical assistance/franchise fees which may include equipment, royalties, and in some cases, rents for each restaurant opened. A technical assistance/franchise fee is recorded as income when each restaurant commences operations. Royalties, based upon a percent of monthly net sales, are recognized as income on the accrual basis. The Company has established reserves related to the collection of franchise royalties and other franchise-related receivables and commitments (see
Note 11).

Franchise owners receive assistance in such areas as real estate site selection, construction consulting, purchasing and marketing from company personnel who also furnish these services to company operated restaurants. These franchise expenses are included in general and administrative expenses.

FOREIGN OPERATIONS

At January 3, 1999, the Company and its franchise owners operated 267 Wendy's restaurants and 1,567 Tim Hortons restaurants in Canada. Additionally, 390 Wendy's restaurants were operated by the Company and its franchise owners in other foreign countries and territories. Assets and liabilities are translated at the year-end exchange rates and revenues and expenses are translated at average exchange rates for the period. Resulting translation adjustments are recorded as a component of shareholders' equity and in other comprehensive income. The functional currency of each foreign subsidiary is the respective local currency.

NET INCOME PER SHARE

Basic earnings per common share are computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during each period. Diluted computations include dilutive potential common shares and company-obligated mandatorily redeemable preferred securities, when dilutive, and the elimination of related expenses, net of income taxes.

The computation of basic and diluted earnings per common share for each year is shown below:

-------------------------------------------------------
(IN THOUSANDS EXCEPT
 PER SHARE AMOUNTS)      1998        1997        1996
-------------------------------------------------------
Income for
  computation of
  basic earnings per
  common share         $123,358    $130,499    $155,948
Interest savings, net
  of taxes, on
  assumed conversions     6,359       6,034       2,759
-------------------------------------------------------
Income for
  computation of
  diluted earnings
  per common share     $129,717    $136,533    $158,707
-------------------------------------------------------
Weighted average
  shares for
  computation of
  basic earnings per
  common share          128,353     131,595     126,461
-------------------------------------------------------
Incremental shares on
  assumed issuance
  and repurchase of
  stock options           1,163       1,570       2,749
Assumed conversions       7,573       7,573       4,474
-------------------------------------------------------
Weighted average
  shares for
  computation of
  diluted earnings
  per common share      137,089     140,738     133,684
-------------------------------------------------------
Basic earnings per
  common share             $.96        $.99       $1.23
-------------------------------------------------------
Diluted earnings per
  common share             $.95        $.97       $1.19
-------------------------------------------------------

NOTE 2  INTERNATIONAL CHARGES

The Company recorded a pretax charge in the fourth quarter 1998 of $33.9 million related to its international operations. This charge includes $24.8 million for the write-down of underperforming and nonrecoverable assets in Argentina and a related franchisee settlement. The charge also includes $9.1 million for the write-down of assets in the United Kingdom in accordance with Statement of Financial Accounting Standards Number 121 -- "Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". Such charge resulted from the inability of the United Kingdom operations to produce non-discounted cash flows from long-lived assets.

NOTE 3  NON-RECURRING CHARGES -- 1997

In the fourth quarter of 1997, the Company initiated several strategic actions that resulted in pretax charges of $72.7 million, which are included in general and administrative expenses in the 1997 Consolidated Statement of Income. The charges were primarily to establish the proper value of nonproducing or underperforming assets. The Company identified 82 underperforming Wendy's restaurants of which substantially all were closed or franchised in 1998. The plan also included a provision for disposition of surplus property. A charge of $35.0 million was provided to write down the assets to disposal value. Also, a decision was made to implement a new enterprise-wide information technology system and a new store management system. A charge of $15.7 million was recognized to write down the existing information system to net realizable value. A decision to remove salad bars from most company operated Wendy's restaurants resulted in an asset write-down of $7.1 million. The salad bar removals were completed during 1998.

The Company changed the accounting treatment for pre-opening costs at year-end 1997 to begin expensing such costs as they are incurred. The write-off of the balance of pre-opening costs was $6.0 million. The remaining $8.9 million included provisions for various legal and international contingencies and other asset write downs.

NOTE 4  TERM DEBT

Term debt at each year end consisted of the following:

------------------------------------------------------
(IN THOUSANDS)                      1998        1997
------------------------------------------------------
Notes, unsecured, and mortgages
  payable with a weighted
  average interest rate of 8.0%,
  due in installments through
  2010                            $ 12,657    $ 13,518
6.35% Notes, due December 15,
  2005                              97,133      96,815
7% Debentures, due December 15,
  2025                              96,543      96,502
------------------------------------------------------
                                   206,333     206,835
Current portion                       (962)       (963)
------------------------------------------------------
                                  $205,371    $205,872
------------------------------------------------------

The 6.35% notes and 7% debentures are unsecured and unsubordinated. They are not redeemable by the Company prior to maturity.

Based on future cash flows for all term debt, the fair value was approximately $215 million at January 3, 1999 and $214 million at December 28, 1997.

The combined aggregate amounts of future maturities for all term debt are as follows:

------------------------------------------------------
(IN THOUSANDS)
------------------------------------------------------
1999                                          $    962
2000                                             1,033
2001                                               965
2002                                             1,016
2003                                               996
Later years                                    201,361
------------------------------------------------------
                                              $206,333
------------------------------------------------------

The Company has an unused revolving credit facility totaling $167 million at January 3, 1999. The rate is LIBOR plus a spread based on the Company's debt rating. The spread is currently .25%. The Company is also charged a commitment fee on the unused portion of the credit facility. The fee varies based on the Company's debt rating and is currently .10%.

Net interest expense for each year consisted of the following:

------------------------------------------------------
(IN THOUSANDS)            1998       1997       1996
------------------------------------------------------
Total interest charges   $19,845    $18,936    $20,257
Distributions on trust
  preferred securities    10,164      9,973      2,772
Interest income          (27,970)   (25,305)   (16,217)
------------------------------------------------------
                         $ 2,039    $ 3,604    $ 6,812
------------------------------------------------------

NOTE 5  COMPANY-OBLIGATED MANDATORILY
REDEEMABLE PREFERRED SECURITIES

In 1996, Wendy's Financing I (the trust) issued $200,000,000 of $2.50 Term Convertible Securities, Series A (the trust preferred securities). Wendy's Financing I, a statutory business trust, is a wholly-owned consolidated subsidiary of the Company with its sole asset being $202 million aggregate principal amount of 5% Convertible Subordinated Debentures of Wendy's due September 15, 2026 (the trust debenture).

The trust preferred securities are non-voting (except in limited circumstances), pay quarterly distributions at an annual rate of 5%, carry a liquidation value of $50 per share and are convertible into the Company's common shares at any time prior to the close of business on September 15, 2026 at the option of the holder. The trust preferred securities are convertible into common shares at the rate of 1.8932 common shares for each trust preferred security (equivalent to a conversion price of $26.41 per common share). The Company has executed a guarantee with regard to the trust preferred securities. The guarantee, when taken together with the Company's obligations under the trust debenture, the indenture pursuant to which the trust debenture was issued, and the applicable trust document, provides a full and unconditional guarantee of the trust's obligations under the trust preferred securities.

Based on the quoted market price, fair value of the trust preferred securities was approximately $208 million at January 3, 1999 and $215 million at December 28, 1997.

NOTE 6  LEASES

The Company occupies land and buildings and uses equipment under terms of numerous lease agreements. Terms of land only and land and building leases are generally for 20 to 25 years. Many of these leases provide for future rent escalations and renewal options. Certain leases require contingent rent, determined as a percentage of sales, when annual sales exceed specified levels. Most leases also obligate the Company to pay the cost of maintenance, insurance and property taxes.

At each year end capital leases consisted of the following:

------------------------------------------------------
(IN THOUSANDS)                       1998       1997
------------------------------------------------------
Buildings                           $63,502    $74,566
Accumulated amortization            (26,873)   (34,967)
------------------------------------------------------
                                    $36,629    $39,599
------------------------------------------------------

At January 3, 1999, future minimum lease payments for all leases, and the present value of the net minimum lease payments for capital leases, were as follows:

--------------------------------------------------------
                                    CAPITAL    OPERATING
(IN THOUSANDS)                      LEASES      LEASES
--------------------------------------------------------
1999                                $ 7,870    $ 51,946
2000                                  6,743      48,338
2001                                  6,097      44,919
2002                                  5,792      42,084
2003                                  5,504      38,880
Later years                          48,942     235,503
--------------------------------------------------------
Total minimum lease payments         80,948    $461,670
--------------------------------------------------------
Amount representing interest        (35,835)
--------------------------------------------------------
Present value of net minimum lease
  payments                           45,113
Current portion                      (4,437)
--------------------------------------------------------
                                    $40,676
--------------------------------------------------------

Total minimum lease payments have not been reduced by minimum sublease rentals of $4.9 million under capital leases, and $235.8 million under operating leases due in the future under noncancelable subleases.

Rent expense for each year is included in company restaurant operating costs and in operating costs and amounted to:

-------------------------------------------------------
(IN THOUSANDS)             1998       1997       1996
-------------------------------------------------------
Minimum rents             $55,376    $56,512    $50,806
Contingent rents           16,409     13,737     12,817
-------------------------------------------------------
                          $71,785    $70,249    $63,623
-------------------------------------------------------

In connection with the franchising of certain restaurants, the Company has leased land, buildings and equipment to the related franchise owners. Most leases provide for monthly rentals based on a percentage of sales, while others provide for fixed payments with contingent rent when sales exceed certain levels. Lease terms are approximately 10 to 20 years with one or more five-year renewal options. The franchise owners bear the cost of maintenance, insurance and property taxes.

The Company generally accounts for the building and equipment portions of the fixed payment leases as direct financing leases. The land portion of leases and leases with rents based on a percentage of sales are accounted for as operating leases.

At each year end the net investment in financing leases, included in other assets, consisted of the following:

------------------------------------------------------
(IN THOUSANDS)                      1998        1997
------------------------------------------------------
Total minimum lease receipts      $ 23,217    $ 24,708
Estimated residual value             2,667       3,308
Amount representing unearned
  interest                         (12,093)    (12,497)
Current portion, included in
  accounts receivable                 (901)       (888)
------------------------------------------------------
                                  $ 12,890    $ 14,631
------------------------------------------------------

At each year end assets leased under operating leases consisted of the following:

------------------------------------------------------
(IN THOUSANDS)                      1998        1997
------------------------------------------------------
Land                              $134,680    $136,288
Buildings                          333,965     314,155
Equipment                           36,861      43,468
------------------------------------------------------
                                   505,506     493,911
Accumulated amortization          (105,450)   (102,995)
------------------------------------------------------
                                  $400,056    $390,916
------------------------------------------------------

At January 3, 1999, future minimum lease receipts were as follows:

---------------------------------------------------------
                                   FINANCING    OPERATING
(IN THOUSANDS)                      LEASES       LEASES
---------------------------------------------------------
1999                                $ 2,148     $ 43,296
2000                                  2,088       42,634
2001                                  1,920       41,005
2002                                  1,855       38,162
2003                                  1,804       35,751
Later years                          13,402      107,330
---------------------------------------------------------
                                    $23,217     $308,178
---------------------------------------------------------

Rental income for each year is included in franchise revenues and amounted to:

-------------------------------------------------------
(IN THOUSANDS)             1998       1997       1996
-------------------------------------------------------
Minimum rents            $ 42,162    $39,643    $35,267
Contingent rents           72,821     55,968     39,622
-------------------------------------------------------
                         $114,983    $95,611    $74,889
-------------------------------------------------------

NOTE 7  INCOME TAXES

The provision for income taxes each year consisted of the following:

-------------------------------------------------------
(IN THOUSANDS)             1998       1997       1996
-------------------------------------------------------
Current
  Federal                $ 59,315    $54,114    $50,658
  State and local           6,155      7,254      4,290
  Foreign                  31,600     26,802     20,527
-------------------------------------------------------
                           97,070     88,170     75,475
-------------------------------------------------------
Deferred
  Federal                  (8,935)    (3,421)    14,235
  State and local            (926)       265      1,258
  Foreign                  (2,906)     3,958      7,901
-------------------------------------------------------
                          (12,767)       802     23,394
-------------------------------------------------------
                         $ 84,303    $88,972    $98,869
-------------------------------------------------------

Income before income taxes for foreign operations was $69.9 million, $68.9 million and $67.8 million for 1998, 1997 and 1996, respectively.

The temporary differences which give rise to deferred tax assets and liabilities at each year end consisted of the following:

---------------------------------------------------------
(IN THOUSANDS)                           1998      1997
---------------------------------------------------------
Deferred tax assets
  Lease transactions                    $ 3,584   $ 4,012
  Reserves not currently deductible      15,097    30,523
  Foreign operations                     19,703    11,842
  All other                               6,349     5,230
---------------------------------------------------------
                                         44,733    51,607
---------------------------------------------------------
  Valuation allowance                    (6,370)   (4,734)
---------------------------------------------------------
                                        $38,363   $46,873
---------------------------------------------------------
Deferred tax liabilities
  Lease transactions                    $ 5,207   $ 5,854
  Property and equipment basis
    differences                          27,914    35,582
  Installment sales                      14,590    33,334
  Capitalized expenses deducted for
    tax                                   7,147       130
  All other                               5,945     6,866
---------------------------------------------------------
                                        $60,803   $81,766
---------------------------------------------------------

Deferred tax assets for foreign operations have been established primarily for net operating loss carryovers and excess capital allowances. In 1998 and 1997, the deferred tax assets related to operations in the United Kingdom are offset by a valuation allowance.

A reconciliation of the statutory U.S. federal income tax rate of 35 percent to the Company's effective tax rate for each year is shown below:

----------------------------------------------------------
(IN THOUSANDS)                  1998      1997      1996
----------------------------------------------------------
Income taxes at statutory
  rate                         $72,681   $76,815   $89,186
Effect of foreign operations     6,122     8,891     6,090
State and local taxes, net of
  federal benefit                3,399     4,888     3,606
Other                            2,101    (1,622)      (13)
----------------------------------------------------------
Income taxes at effective
  rate                         $84,303   $88,972   $98,869
----------------------------------------------------------

NOTE 8  CAPITAL STOCK

On December 29, 1995, the Company acquired all of the stock of 1052106 Ontario Limited (Ontario), formerly 632687 Alberta Ltd., the parent company of the Tim Hortons restaurant chain, for 16.45 million shares of a Canadian subsidiary of the Company exchangeable for 16.45 million common shares of Wendy's International, Inc. The exchangeable shares may be exchanged at any time until December 29, 2005, at which time they must be exchanged. Mr. Ronald V. Joyce, a director of the Company, holds all of the exchangeable shares. In the third quarter of 1998, the Company purchased one million exchangeable shares from Mr. Joyce for $21.21 per share.

In 1998, the Board of Directors approved a plan to repurchase up to $350 million of the Company's common stock over an 18 to 24-month period. Total common shares repurchased during 1998 pursuant to the plan were 9.3 million common shares for a total of $211 million.

The Company has various stock option plans which provide options for certain employees and outside directors to purchase common shares of the Company. Grants of options to employees and the periods during which such options can be exercised are at the discretion of the compensation committee of the Board of Directors. Grants of options to outside directors and the periods during which such options can be exercised are specified in the plan applicable to directors and do not involve discretionary authority of the Board. All options expire at the end of the exercise period. Options are granted at the fair market value of the Company's common shares on the date of grant and no amounts applicable thereto are reflected in net income. The Company makes no recognition of the options in the financial statements, except in the earnings per share computations, until they are exercised. Pro forma disclosures are provided as if the Company adopted the cost recognition requirements under Financial Accounting Standards Number 123 (SFAS 123) -- "Accounting for Stock-Based Compensation".

On August 2, 1990, the Board of Directors adopted the WeShare Stock Option Plan (WeShare Plan), a non-qualified stock option plan to provide for grants of options equal to 10 percent of each eligible employee's earnings, with a minimum of 20 options to be granted to each eligible employee annually. An aggregate of
5.9 million common shares of the Company have been reserved pursuant to the WeShare Plan.

The options have a term of 10 years from the grant date and become exercisable in installments of 25 percent on each of the first four anniversaries of the grant date. On July 30, 1998, July 30, 1997 and August 1, 1996, approximately 744,000 options, 572,000 options and 896,000 options were granted to eligible employees at an exercise price of $22.34 per share, $27.13 per share and $17.38 per share, respectively.

In addition, the Board of Directors also adopted the 1990 Stock Option Plan (1990 Plan) on August 2, 1990. An aggregate of 18.5 million common shares of the Company have been reserved for issuance to key employees and outside directors under the 1990 Plan, as amended.

On July 30, 1998, July 30, 1997 and August 1, 1996, approximately 1.7 million options, 1.6 million options and 1.4 million options were granted under the 1990 Plan at an exercise price of $22.34 per share, $27.13 per share and $17.38 per share, respectively.

The following is a summary of stock option activity for the last three years:

---------------------------------------------------------
                               SHARES
                               UNDER     WEIGHTED AVERAGE
(SHARES IN THOUSANDS)          OPTION    PRICE PER SHARE
---------------------------------------------------------
Balance at December 31, 1995    9,302         $13.52
  Granted                       2,994          17.77
  Exercised                    (1,031)         11.82
  Canceled                       (518)         16.16
---------------------------------------------------------
Balance at December 29, 1996   10,747          14.74
  Granted                       2,239          26.78
  Exercised                    (2,798)         10.92
  Canceled                       (485)         18.04
---------------------------------------------------------
Balance at December 28, 1997    9,703          18.46
  Granted                       2,530          22.48
  Exercised                    (1,019)         14.13
  Canceled                       (524)         21.89
---------------------------------------------------------
Balance at January 3, 1999     10,690         $19.66
---------------------------------------------------------

Options exercisable to purchase common shares totaled 5.2 million, 4.4 million and 5.1 million at January 3, 1999, December 28, 1997 and December 29, 1996, respectively. Shares reserved under the plans at each year end were 14.9 million in 1998, 15.4 million in 1997 and 12.0 million in 1996.

The following tables summarize stock options outstanding and exercisable at January 3, 1999:

------------------------------------------------
(SHARES IN THOUSANDS)OPTIONS OUTSTANDING
------------------------------------------------
                           WEIGHTED
                            AVERAGE    WEIGHTED
 RANGE OF                  REMAINING    AVERAGE
 EXERCISE      OPTIONS    CONTRACTUAL  EXERCISE
  PRICES     OUTSTANDING     LIFE        PRICE
------------------------------------------------
 $ 5 - $17      2,307         4.5       $13.33
  17 -  18      3,410         7.0        17.80
  18 -  22      2,952         9.1        21.74
  22 -  28      2,021         8.6        26.98
------------------------------------------------
 $ 5 - $28     10,690         7.3       $19.66
------------------------------------------------

-----------------------------------------
(SHARES IN THOUSANDS) OPTIONS EXERCISABLE
-----------------------------------------
                               WEIGHTED
  RANGE OF                      AVERAGE
  EXERCISE        OPTIONS      EXERCISE
   PRICES       EXERCISABLE      PRICE
-----------------------------------------
 $ 5 - $17        2,286         $13.29
  17 -  18        2,175         17.89
  18 -  22         296          19.37
  22 -  28         486          27.13
-----------------------------------------
 $ 5 - $28        5,243         $16.83
-----------------------------------------

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for 1998, 1997 and 1996, respectively: (1) dividend yield of 1.1%, 1.1% and 1.3%, (2) expected volatility of 32%, 28% and 25%, (3) risk-free interest rate of 4.6%, 5.8% and 6.1% and (4) expected lives of four years. The per share weighted average fair value of options granted during 1998, 1997 and 1996 was $6.46, $7.73 and $4.70, respectively.

Had compensation expense been recognized for stock-based compensation plans in accordance with provisions of SFAS 123, the Company would have recorded net income and earnings per share as follows:

-------------------------------------------------------
(IN MILLIONS,
EXCEPT PER SHARE DATA)        1998      1997      1996
-------------------------------------------------------
Net income                   $117.2    $126.3    $153.5
Basic earnings per common
  share                        $.91      $.96     $1.21
Diluted earnings per common
  share                        $.90      $.94     $1.17
-------------------------------------------------------

The impact of applying SFAS 123 in this pro forma disclosure is not indicative of future results. SFAS 123 does not apply to grants prior to 1995, and additional grants in future years are anticipated.

The Company has a Shareholder Rights Plan (Rights Plan) under which one preferred stock purchase right (Right) was distributed as a dividend for each outstanding common share. Each Right entitles a shareholder to buy one ten-thousandth of a share of a new series of preferred stock for $100 upon the occurrence of certain events. Rights would be exercisable once a person or group acquires 15 percent or more of the Company's common shares, or 10 days after a tender offer for 15 percent or more of the common shares is announced. No certificates will be issued unless the Rights Plan is activated.

Under certain circumstances, all Rights holders, except the person or company holding 15 percent or more of the Company's common shares, will be entitled to purchase common shares at about half the price that such shares traded for prior to the announcement of the acquisition. Alternatively, if the Company is acquired after the Rights Plan is activated, the Rights will entitle the holder to buy the acquiring Company's shares at a similar discount. The Company can redeem the Rights for one cent per Right under certain circumstances. If not redeemed, the Rights will expire on August 10, 2008.

NOTE 9  ACQUISITIONS

During 1998, the Company acquired seven Wendy's restaurants in various markets for $4.8 million.

During 1997, the Company acquired 25 Wendy's restaurants in the Salt Lake City market for cash and notes totaling $18.7 million. Eight other Wendy's restaurants were also acquired in 1997.

Additionally, in 1997 the Company acquired 31 Rax restaurants in Ohio, West Virginia and Kentucky for $9.1 million. These sites were converted to Wendy's and Tim Hortons restaurants.

During 1996, the Company acquired 41 Wendy's restaurants in the New York market for cash of $20.6 million and 52 Wendy's restaurants primarily in the South Carolina market for cash of $27.5 million. Eleven other Wendy's restaurants were acquired for $11.0 million during 1996.

In addition, in 1996 the Company acquired 40 Roy Rogers restaurants in the New York area for $17.7 million and 44 Hardee's restaurants in the Detroit market for $24.0 million. These sites were converted to Wendy's and Tim Hortons restaurants.

Goodwill acquired totaled $3.1 million, $4.8 million and $15.6 million for 1998, 1997 and 1996, respectively.

NOTE 10  DISPOSITIONS

The Company franchised 171, 228 and 179 Wendy's restaurants during 1998, 1997 and 1996, respectively. These transactions resulted in pretax gains of approximately $2.4 million, $80.5 million and $63.2 million in 1998, 1997 and 1996, respectively. In addition, the Company sold properties which were previously leased to franchisees which resulted in pretax gains of $18.0 million, $475,000 and $3.4 million in 1998, 1997 and 1996, respectively. These pretax gains are included in franchise revenues.

Notes receivable related to dispositions were $130.1 million at January 3, 1999 and $166.7 million at December 28, 1997.

NOTE 11  COMMITMENTS AND CONTINGENCIES

At January 3, 1999 and December 28, 1997, the Company's reserves established for doubtful royalty receivables were $3.0 million and $2.0 million, respectively. Reserves related to possible losses on notes receivable, real estate, guarantees, claims and contingencies involving franchisees totaled $17.3 million at January 3, 1999 and $5.8 million at December 28, 1997. These reserves are included in accounts receivable, notes receivable and other accrued expenses.

The Company has guaranteed certain leases and debt payments of franchise owners with average annual obligations of $8.5 million over three years. In the event of default by a franchise owner, the Company generally retains the right to acquire possession of the related restaurants.

The Company is self-insured for most workers' compensation, general liability and automotive liability losses subject to per occurrence and aggregate annual liability limitations. The Company is also self-insured for health care claims for eligible participating employees subject to certain deductibles and limitations. The Company determines its liability for claims incurred but not reported on an actuarial basis.

The Company has entered into long-term purchase agreements with some of its suppliers. The range of prices and volume of purchases under the agreements may vary according to the Company's demand for the products and fluctuations in market rates.

The Company and its subsidiaries are parties to various legal actions and complaints arising in the ordinary course of business. Many of these are covered by the Company's self-insurance or other insurance programs. It is the opinion of the Company that the ultimate resolution of such matters will not materially affect the Company's financial condition or earnings.

The Company continues to complete environmental assessments of properties where appropriate. The amount of obligation to be incurred is uncertain, however the Company believes such obligations to be immaterial to the financial position and results of operations of the Company.

NOTE 12  RETIREMENT PLANS

The change in projected benefit obligation for each year consisted of the following:

------------------------------------------------------
(IN THOUSANDS)                        1998        1997
------------------------------------------------------
Balance at beginning of year         $51,360   $45,185
Service cost                           5,041     4,583
Interest cost                          3,739     3,575
Plan participants' contributions       2,930     2,698
Actuarial gain                         3,390     3,320
Benefits paid                         (7,733)   (8,001)
------------------------------------------------------
                                     $58,727   $51,360
------------------------------------------------------

The change in fair value of plan assets for each year consisted of the following:

------------------------------------------------------
(IN THOUSANDS)                        1998        1997
------------------------------------------------------
Balance at beginning of year         $53,659   $48,705
Actual return on plan assets           7,060     7,712
Company contributions                  3,685     3,298
Plan participants' contributions       2,930     2,698
Benefits paid                         (8,974)   (8,754)
------------------------------------------------------
                                     $58,360   $53,659
------------------------------------------------------

Prepaid benefit cost at each year end consisted of the following:

-------------------------------------------------------
(IN THOUSANDS)                           1998      1997
-------------------------------------------------------
Funded status                          $ (367)   $2,299
Unrecognized actuarial loss             4,566     2,959
Unrecognized prior service cost            22        76
-------------------------------------------------------
                                       $4,221    $5,334
-------------------------------------------------------

In determining the present value of benefit obligations, discount rates of 6.25% and 6.75% were used in 1998 and 1997, respectively. The expected long-term rate of return on assets used was 8.5% in 1998 and 1997. The assumed rate of increase in compensation levels was 8.0% for 1998 and 1997. Plan assets as of January 3, 1999 and December 28, 1997 consisted of debt and equity instruments and cash equivalents.

Net periodic pension cost for each year end consisted of the following:

------------------------------------------------------
(IN THOUSANDS)              1998       1997       1996
------------------------------------------------------
Service cost             $ 5,041    $ 4,583    $ 4,478
Interest cost              3,739      3,575      3,105
Expected return on plan
  assets                  (4,706)    (4,213)    (3,748)
Net amortization             715      1,372        517
------------------------------------------------------
                         $ 4,789    $ 5,317    $ 4,352
------------------------------------------------------

The Company provided for profit sharing and supplemental retirement benefits of $4.5 million, $4.4 million and $4.3 million for 1998, 1997 and 1996, respectively.

The Company had an agreement with the former Chairman of the Board which, as a result of his death in 1996, required the Company to expense $1.3 million under this agreement in 1996.

NOTE 13  ADVERTISING COSTS

The Wendy's National Advertising Program, Inc. (WNAP) is a not-for-profit corporation which was established to collect and administer funds contributed by the Company and all domestic franchise owners. These contributions total 2% of net sales and are used for advertising programs designed to increase sales and enhance the reputation of the Company and its franchise owners. Since 1993, the domestic system has agreed to increase national advertising spending from 2% to 2.5% of net sales. This contribution rate was temporarily reduced to 1.75% for the period from September 1, 1998 through February 28, 1999. During 1998, 1997 and 1996, the Company contributed $26.7 million, $32.4 million and $31.8 million, respectively, to WNAP. These contributions were recognized in company restaurant operating costs.

Under a plan approved by the WNAP Committee, WNAP periodically reimburses the Company for certain production costs incurred in new product testing for programs which are used in national or local advertising. WNAP made reimbursements to the Company totaling $3.1 million, $2.9 million and $2.5 million for 1998, 1997 and 1996, respectively.

The advertising program utilized by Tim Hortons Canada is known as the Tim Hortons Advertising and Promotion Fund (Canada) Inc. (Ad Fund), and the advertising program utilized by Tim Hortons U.S. is known as Tim's National Advertising Program (TNAP). Hortons' Canada franchisees and company operated units are required to contribute 4% of gross sales to the Ad Fund and Tim Hortons U.S. franchisees and company operated units are required to contribute 4% of net sales to TNAP.

At January 3, 1999 and December 28, 1997, the Company's payables to WNAP, the Ad Fund and TNAP amounted to $2.3 million and $2.4 million, respectively. None of these affiliates are consolidated.

Total advertising expense of the Company, including amounts contributed to WNAP, the Ad Fund, TNAP, local advertising costs and other marketing and advertising expenses, amounted to $55.4 million, $60.9 million and $62.2 million in 1998, 1997 and 1996, respectively.

NOTE 14  SEGMENT REPORTING

The Company operates exclusively in the food-service industry and has determined that its reportable segments are those that are based on the Company's methods of internal reporting and management structure. The Company's reportable segments are: Domestic Wendy's, Tim Hortons and International Wendy's. International Wendy's is comprised of Wendy's of Canada and other Wendy's operations outside the United States. There were no material amounts of revenues or transfers among reportable segments.

The table below presents information about reportable segments:

-------------------------------------------------------------------------
                        DOMESTIC      TIM      INTERNATIONAL
(IN THOUSANDS)          WENDY'S     HORTONS       WENDY'S        TOTAL
-------------------------------------------------------------------------
1998
REVENUES               $1,421,354   $399,268     $127,617      $1,948,239
INCOME (LOSS) BEFORE
  INCOME TAXES            257,849     65,050(1)    (29,791)(2)    293,108
CAPITAL EXPENDITURES      165,430     70,047        6,032         241,509
TOTAL ASSETS            1,410,909    321,796       68,902       1,801,607
-------------------------------------------------------------------------
1997
Revenues               $1,564,504   $336,093     $136,733      $2,037,330
Income (loss) before
  income taxes(3)         232,203     64,649       (1,964)        294,888
Capital expenditures      202,969     82,406        9,177         294,552
Total assets            1,535,139    294,867       74,975       1,904,981
-------------------------------------------------------------------------
1996
Revenues               $1,510,917   $265,388     $120,839      $1,897,144
Income before income
  taxes                   255,268     72,601        1,694         329,563
Capital expenditures      236,632     57,857       12,795         307,284
-------------------------------------------------------------------------

(1) Tim Hortons income was reduced $5.9 million in 1998 by the currency change in the Canadian dollar.

(2) Includes international charges of $33.9 million (see Note 2).

(3) Includes charges of $72.7 million of which $63.2 million is Domestic Wendy's, $5.9 million is Tim Hortons and $3.6 million is International Wendy's (see Note 3).

A reconciliation of reportable segment income before income taxes to consolidated income before income taxes follows:

-------------------------------------------------------
(IN THOUSANDS)             1998       1997       1996
-------------------------------------------------------
Income before income
  taxes                  $293,108   $294,888   $329,563
Corporate charges         (85,447)   (75,417)   (74,746)
-------------------------------------------------------
Consolidated income
  before income taxes    $207,661   $219,471   $254,817
-------------------------------------------------------

Corporate charges include all overhead costs and net interest expense.

A reconciliation of total reportable segment assets to consolidated total assets follows:

--------------------------------------------------------
(IN THOUSANDS)                     1998          1997
--------------------------------------------------------
Total assets                    $1,801,607    $1,904,981
Corporate assets                    36,340        36,699
--------------------------------------------------------
Consolidated total assets       $1,837,947    $1,941,680
--------------------------------------------------------

Significant non-cash items included in reportable segment income before income taxes follows:

-------------------------------------------------------------------
                       DOMESTIC     TIM     INTERNATIONAL
(IN THOUSANDS)         WENDY'S    HORTONS      WENDY'S       TOTAL
-------------------------------------------------------------------
1998
DEPRECIATION AND
  AMORTIZATION         $69,003    $15,965      $6,773       $91,741
GAINS FROM PROPERTY
  DISPOSITIONS, NET     20,631                    785        21,416
-------------------------------------------------------------------
1997
Depreciation and
  amortization         $74,416    $11,047      $6,978       $92,441
Gains from property
  dispositions, net     80,440                    495        80,935
-------------------------------------------------------------------
1996
Depreciation and
  amortization         $71,741    $ 8,332      $6,064       $86,137
Gains from property
  dispositions, net     66,403                    163        66,566
-------------------------------------------------------------------

A reconciliation of total reportable segment depreciation and amortization expense to consolidated depreciation and amortization expense follows:

-------------------------------------------------------
(IN THOUSANDS)            1998        1997       1996
-------------------------------------------------------
Depreciation and
  amortization          $ 91,741    $ 92,441    $86,137
Corporate charges          8,477      12,088      8,844
-------------------------------------------------------
Consolidated
  depreciation and
  amortization expense  $100,218    $104,529    $94,981
-------------------------------------------------------

Revenue and long-lived-asset information by geographic area follows:

-------------------------------------------------------------------
                         UNITED
(IN THOUSANDS)           STATES      CANADA     OTHER      TOTAL
-------------------------------------------------------------------
1998
REVENUES               $1,466,294   $456,428   $25,517   $1,948,239
LONG-LIVED ASSETS       1,082,582    248,846        89    1,331,517
-------------------------------------------------------------------
1997
Revenues               $1,581,538   $431,289   $24,503   $2,037,330
Long-lived assets       1,085,345    222,519     8,982    1,316,846
-------------------------------------------------------------------
1996
Revenues               $1,515,822   $361,639   $19,683   $1,897,144
-------------------------------------------------------------------

NOTE 15  QUARTERLY FINANCIAL DATA (UNAUDITED)

-------------------------------------------------------------------------------------------------------------------------------
QUARTER                                       FIRST                 SECOND                  THIRD                 FOURTH
(IN THOUSANDS, EXCEPT PER SHARE DATA)    1998       1997        1998       1997        1998       1997      1998(1)    1997(2)
-------------------------------------------------------------------------------------------------------------------------------
Revenues                               $455,573   $458,884    $529,964   $540,215    $485,175   $525,501    $477,527   $512,730
Gross profit(3)                         107,125    107,884     144,851    159,818     140,584    146,788     132,580    144,105
Net income (loss)                        23,834     24,637      45,603     56,996      42,935     52,968      10,986     (4,102)
Basic earnings per common share             .18        .19         .35        .43         .34        .40         .09       (.03)
Diluted earnings per common share           .18        .19         .34        .42         .33        .39         .09       (.03)
-------------------------------------------------------------------------------------------------------------------------------

The first, third and fourth quarters of 1998 each consisted of 13 weeks and the second quarter of 1998 consisted of 14 weeks.
(1) Includes international charges of $33.9 million ($25.2 million after tax) (see Note 2).
(2) Includes charges of $72.7 million ($50.0 million after tax) (see Note 3).
(3) Total revenues less cost of sales, company restaurant operating costs and operating costs.

WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES

MANAGEMENT'S STATEMENT OF RESPONSIBILITY FOR
FINANCIAL STATEMENTS

TO OUR SHAREHOLDERS

Management is responsible for the preparation of the consolidated financial statements and other related financial information included in this Appendix to the Proxy Statement. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles, incorporating management's reasonable estimates and judgments, where applicable.

The Company maintains a system of internal accounting controls designed to provide reasonable assurance that assets are safeguarded, that transactions are executed as authorized and that transactions are recorded and reported properly. The control system is supported by written policies and procedures, appropriate divisions of responsibility and authority and an effective internal audit function. Even effective internal controls, no matter how well designed, have inherent limitations, such as the possibility of human error or the overriding of controls. Further, changes in conditions may have an impact on the effectiveness of controls over time.

The Company assessed its internal control systems for the year ended January 3, 1999, using the criteria for effective internal controls as described in Internal Control -- Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. This in-depth review focused on evaluating controls related to the effectiveness and efficiency of operations, the reliability of financial reporting and compliance with applicable laws and regulations. Similar reviews were performed concurrently at Tim Hortons and Wendy's Restaurants of Canada. Based on these assessments, the Company believes that, for the year ended January 3, 1999, its system of internal control met those criteria.

The Company engages PricewaterhouseCoopers LLP as independent public accountants to perform an independent audit of the financial statements. Their report, which appears herein, is based on obtaining an understanding of the Company's accounting systems and procedures and testing them as they deem necessary.

The Board of Directors has an Audit Committee composed entirely of outside directors. The Audit Committee meets periodically with representatives of internal audit and PricewaterhouseCoopers LLP, and both have unrestricted access to the Audit Committee.

/s/ Gordon F. Teter
Gordon F. Teter
Chairman, Chief Executive Officer
and President

/s/ Frederick R. Reed
Frederick R. Reed
Chief Financial Officer
and Secretary

/s/ Lawrence A. Laudick
Lawrence A. Laudick
Senior Vice President, General Controller
and Assistant Secretary

REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS
OF WENDY'S INTERNATIONAL, INC.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, shareholders' equity, comprehensive income, and cash flows present fairly, in all material respects, the financial position of Wendy's International, Inc. and its subsidiaries at January 3, 1999 and December 28, 1997, and the results of their operations and their cash flows for the periods ended January 3, 1999, December 28, 1997 and December 29, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Columbus, Ohio
February 10, 1999

WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES

OFFICERS AND DIRECTORS

EXECUTIVE OFFICERS

R. DAVID THOMAS
Senior Chairman of the Board and Founder, Director

RONALD V. JOYCE
Senior Chairman and Co-Founder, Tim Hortons, Director

GORDON F. TETER
Chairman, CEO and President, Director

FREDERICK R. REED
Chief Financial Officer and Secretary, Director

PAUL D. HOUSE
President and COO, Tim Hortons, Director

JOHN T. SCHUESSLER
President and COO -- U.S. Operations

GEORGE CONDOS
Executive Vice President -- Development

RONALD E. MUSICK
Executive Vice President -- Finance and Information Technology, Director

EDWARD L. AUSTIN
Senior Vice President

JOHN F. BROWNLEY
Senior Vice President and Treasurer

JOYCE L. EUFEMI
Senior Vice President -- Upper U.S. Region

STEPHEN D. FARRAR
Senior Vice President -- Western Region

BRION G. GRUBE
Senior Vice President -- Wendy's Restaurants of
Canada Inc.

LAWRENCE A. LAUDICK
Senior Vice President, General Controller and
Assistant Secretary

LEON M. MCCORKLE, JR.
Senior Vice President and General Counsel

THOMAS J. MUELLER
Senior Vice President -- Northeast Region

JAMES J. RIEGER
Senior Vice President -- International

JACK C. WHITING
Senior Vice President -- Midwest Region

OUTSIDE DIRECTORS

W. CLAY HAMNER
Chairman and CEO, Montrose Capital Corporation

THE HONORABLE ERNEST S. HAYECK
National Judicial College Faculty, Retired Judge, Trial Court of Massachusetts

JANET HILL
Vice President, Alexander & Associates, Inc.

THOMAS F. KELLER
R.J. Reynolds Professor of Business Administration, Fuqua School of Business, Duke University

TRUE H. KNOWLES
Former President/COO, Dr Pepper Company, and Former Executive V.P., Dr Pepper/Seven Up
Companies Inc.

ANDREW G. MCCAUGHEY
Former Chairman/CEO, Scott's Hospitality Inc.

FIELDEN B. NUTTER, SR.
President and CEO, F.B. Nutter Leasing Company

JAMES V. PICKETT
Chairman, The Pickett Realty Advisors, Inc., Vice Chairman, Banc One Capital Markets Corporation

THEKLA R. SHACKELFORD
Owner/President, School Selection Consulting

WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Wendy's International, Inc. shares are traded on the New York, Boston, Chicago, Pacific and Philadelphia Stock Exchanges (trading symbol: WEN). Options in Wendy's shares are traded on the Pacific Stock Exchange.

MARKET PRICE OF COMMON STOCK

       1998                                                HIGH        LOW        CLOSE
       ----------------------------------------------------------------------------------
       First Quarter                                     $24.00      $20.4375    $22.3125
       Second Quarter                                     25.1875     21.5625     23.50
       Third Quarter                                      24.00       19.6875     22.1875
       Fourth Quarter                                     24.5625     18.125      21.8125

       1997                                                HIGH        LOW        CLOSE
       ----------------------------------------------------------------------------------
       First Quarter                                     $23.375     $19.875     $20.625
       Second Quarter                                     26.625      19.625      25.9375
       Third Quarter                                      27.9375     21.000      21.250
       Fourth Quarter                                     24.1875     19.8125     24.0625

At March 1, 1999, the Company had approximately 92,000 shareholders of record.

DIVIDENDS DECLARED PER SHARE

QUARTER                                           1998    1997
--------------------------------------------------------------
First                                             $.06    $.06
Second                                             .06     .06
Third                                              .06     .06
Fourth                                             .06     .06

--------------------------------------------------------------------------------

SELECTED FINANCIAL DATA

                                                          1998(1)    1997(2)    1996     1995(3)    1994(3)
                                                          -------    -------    -----    -------    -------
OPERATIONS (IN MILLIONS)
Retail sales                                              $1,586      1,652     1,567     1,462      1,366
Revenues                                                  $1,948      2,037     1,897     1,746      1,592
Income before income taxes                                $  208        219       255       165        150
Net income                                                $  123        130       156       110         97
FINANCIAL POSITION (IN MILLIONS)
Total assets                                              $1,838      1,942     1,781     1,509      1,215
Property and equipment, net                               $1,281      1,266     1,208     1,007        865
Long-term obligations                                     $  246        250       242       337        145
Company-obligated mandatorily redeemable preferred
  securities                                              $  200        200       200
Shareholders' equity                                      $1,068      1,184     1,057       819        702
OTHER DATA (IN MILLIONS)
Systemwide sales -- Wendy's                               $5,555      5,226     4,784     4,495      4,227
Systemwide sales -- Hortons                               $  895        772       646       541        440
Capital expenditures                                      $  242        295       307       218        172
PER SHARE DATA
Net income -- basic                                       $  .96        .99      1.23       .93        .83
Net income -- diluted                                     $  .95        .97      1.19       .88        .79
Dividends                                                 $  .24        .24       .24       .24        .24
Market price at year end                                  $21.81      22.88     20.88     21.25      14.38

---------------

(1) Includes non-recurring charges of $33.9 million ($25.2 million after tax) (see Note 2 to the Consolidated Financial Statements).

(2) Includes non-recurring charges of $72.7 million ($50.0 million after tax) (see Note 3 to the Consolidated Financial Statements).

(3) Includes special pretax charges of $49.7 million and $28.9 million for 1995 and 1994, respectively, primarily all related to special profit sharing contributions made at Hortons.

     SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The Private Securities Litigation Reform Act of 1995 (the "Act") provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Wendy's International, Inc. (the "Company") desires to take advantage of the "safe harbor" provisions of the Act.

Certain information in the 1998 Summary Annual Report to Shareholders and this Appendix to the 1999 Proxy Statement, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward looking. The following factors, in addition to other possible factors not listed, could affect the Company's actual results and cause such results to differ materially from those expressed in forward-looking statements:

Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel and type and quality of food. The Company and its franchisees compete with international, regional and local organizations primarily through the quality, variety and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising and marketing programs, and new product development by the Company and its competitors are also important factors. The Company anticipates that intense competition will continue to focus on pricing. Certain of the Company's competitors have substantially larger marketing budgets.

Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in national, regional, and local economic conditions, consumer preferences and spending patterns, demographic trends, consumer perceptions of food safety, weather, traffic patterns and the type, number and location of competing restaurants. Factors such as inflation, food costs, labor and benefit costs, legal claims, and the availability of management and hourly employees also affect restaurant operations and administrative expenses. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, and the acquisition of restaurants from, and sale of restaurants to franchisees is affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.

Importance of Locations. The success of Company and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.

Government Regulation. The Company and its franchisees are subject to various federal, state, and local laws affecting their business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic, and other regulations. Restaurant operations are also subject to licensing and regulation by state and local departments relating to health, sanitation and safety standards, federal and state labor laws (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements), federal and state laws which prohibit discrimination and other laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990. Changes in these laws and regulations, particularly increases in applicable minimum wages, may adversely affect financial results. The operation of the Company's franchisee system is also subject to regulation enacted by a number of states and rules promulgated by the Federal Trade Commission. The Company cannot predict the effect on its operations, particularly on its relationship with franchisees, of the future enactment of additional legislation regulating the franchise relationship.

Growth Plans. The Company plans to significantly increase the number of systemwide Wendy's and Tim Hortons restaurants open or under construction. There can be no assurance that the Company or its franchisees will be able to achieve growth objectives or that new restaurants opened or acquired will be profitable. The opening and success of restaurants depends on various factors, including the identification and availability of suitable and economically viable locations, sales levels at existing restaurants, the negotiation of acceptable lease or purchase terms for new locations, permitting and regulatory compliance, the ability to meet construction schedules, the financial and other development capabilities of franchisees, the ability of the Company to hire and train qualified management personnel, and general economic and business conditions.

International Operations. The Company's business outside of the United States is subject to a number of additional factors, including international economic and political conditions, differing cultures and consumer preferences, currency regulations and fluctuations, diverse government regulations and tax systems, uncertain or differing interpretations of rights and obligations in connection with international franchise agreements and the collection of royalties from international franchisees, the availability and cost of land and construction costs and the availability of experienced management, appropriate franchisees, and joint venture partners. Although the Company believes it has developed the support structure required for international growth, there is no assurance that such growth will occur or that international operations will be profitable.

Disposition of Restaurants. The disposition of Company-operated restaurants to new or existing franchisees is part of the Company strategy to develop the overall health of the system by acquiring restaurants from, and disposing of restaurants to, franchisees where prudent. The expectation of gains from future dispositions of restaurants depends in part on the ability of the Company to complete disposition transactions on acceptable terms.

Transactions to Improve Return on Investment. The Company owns several notes receivable issued by franchisees. The Company has entered into an agreement with a third party lender that permits the lender to contact franchisees, offer to refinance notes and enter into commitments to refinance such notes on or before March 31, 1999. The Company expects that a substantial portion of the notes will be refinanced. However, franchisees could decide to not refinance for various reasons, including changes in economic, credit market or other conditions, and the Company cannot require franchisees to refinance. In addition, the timing of refinancing transactions would be controlled by the lender and franchisees. As a result, there is no assurance as to when the Company could receive cash proceeds or realize income from refinancing transactions.

The sale of real estate previously leased to franchisees is generally part of the program to improve the Company's return on invested capital. There are various reasons why the program might be unsuccessful, including changes in economic, credit market, real estate market or other conditions, and the ability of the Company to complete sale transactions on acceptable terms and at or near the prices estimated as attainable by the Company.

Year 2000. The Company anticipates timely completion of its program to address year 2000 issues. However, if the new information systems are not implemented on a timely basis, modifications to existing systems cannot be accomplished on a timely basis, information technology resources do not remain available, or other unanticipated events occur, there would be adverse financial and operational effects on the Company. The amount of these effects cannot be ascertained at this time.

Although the Company has not been informed of material year 2000 issues by third parties with which it has a material relationship or franchisees, there is no assurance that these entities will be year 2000 compliant on a timely basis. Unanticipated failures or significant delays in furnishing products or services by third parties or general public infrastructure service providers, or the inability of franchisees to perform sales reporting and financial management functions or to make timely payments to the Company or suppliers, could have a material adverse effect on results of operations, financial condition and/or liquidity.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in the 1998 Summary Annual Report to Shareholders and this Appendix to the 1999 Proxy Statement, or to update them to reflect events or circumstances occurring after the date these materials were first furnished to shareholders, or to reflect the occurrence of unanticipated events.

                       MAP TO WENDY'S INTERNATIONAL, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                                 COLUMBUS, OHIO

                            [MAP TO ANNUAL MEETING]

                              TUESDAY, MAY 4, 1999
             MEETING BEGINS AT 10:00 A.M. - DOORS OPEN AT 9:30 A.M.

    AMC LENNOX TOWNE CENTER THEATRES - 777 KINNEAR ROAD - COLUMBUS, OH 43212
                                 (614) 429-0100
    FOR FURTHER INFORMATION, CALL 1-800-443-7266 AND ASK FOR EXTENSION 3251.
Directions:

FROM 315 SOUTH
Exit at Kinnear Rd. Lennox Towne Center is across the street at the end of the exit ramp.

FROM 315 NORTH
Exit at Lane Ave. Turn left on Lane Ave., then left again to get back on to 315 South. Exit at Kinnear Rd. Lennox Towne Center is across the street at the end of the exit ramp.

                                 [WENDY'S LOGO]



Dear Wendy's Shareholder:

You are invited to join our directors and management at the Annual Meeting of Shareholders of Wendy's International, Inc. The meeting will be held at the AMC Lennox Towne Center Theatres, 777 Kinnear Road, Columbus, Ohio 43212, on Tuesday, May 4, 1999, beginning at 10 a.m., local time.

We will elect directors, ratify the selection of independent public accountants, approve the performance goals of the Amended and Restated Senior Executive Earnings Maximization Plan and transact such other business as may properly come before the meeting. We will also give you an overview on our strategies with Wendy's and Tim Hortons restaurants. And, Wendy's Senior Chairman of the Board and Founder Dave Thomas plans to attend the meeting. We hope you will be able to join us.

It is important that your shares be voted whether or not you plan to be present at the meeting. You should specify your choices by marking the appropriate boxes on the proxy form, and date, sign and return your proxy form in the enclosed envelope as promptly as possible. If you date, sign and return your proxy form without specifying your choices, your shares will be voted in accordance with the recommendations of Wendy's directors.

Sincerely,

/s/ GORDON F. TETER

Chairman, Chief Executive Officer and President


                 PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED
--------------------------------------------------------------------------------

    PLEASE MARK YOUR
/X/ VOTE AS THIS
    EXAMPLE
                FOR   WITHHELD                                                                               FOR   AGAINST   ABSTAIN
1. ELECTION OF  / /     / /     Nominees: Thekla R. Shackelford,        2. APPROVAL OF INDEPENDENT PUBLIC     / /     / /       / /
   DIRECTORS                    Ronald E. Musick, W. Clay Hammer,          ACCOUNTANTS
                                Gordon F. Teter, Frederick R. Reed

FOR, except vote withheld from the following nominee(s):                3. APPROVAL OF THE PERFORMANCE GOALS  / /     / /       / /
                                                                           OF THE AMENDED AND RESTATED SENIOR
-----------------------------------------------------------------          EXECUTIVE EARNINGS MAXIMIZATION
The Board of Directors recommends a vote FOR the nominees and FOR          PLAN
proposal 2 and 3.
                                                                        4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE
                                                                           ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE
                                                                           MEETING

                                                                                                                   Change of
                                                                                                            Address/comments   / /
                                                                                                             on reverse side

                                                                                          I plan to            I do not plan
                                                                                         attend the   / /      to attend the   / /
                                                                                            meeting                  meeting

SIGNATURE(S)                                                                DATE
              --------------------------------------------------------------     --------------------

NOTE:    PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS
         ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. I
         HEREBY REVOKE ALL PROXIES HERETOFORE GIVEN BY ME TO VOTE AT SAID MEETING OR ANY ADJOURNMENTS
         THEREOF.

                           WENDY'S INTERNATIONAL, INC.

       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
                         FOR ANNUAL MEETING MAY 4, 1999

The undersigned hereby constitutes and appoints R. David Thomas, Gordon F. Teter and Frederick R. Reed, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of Wendy's International, Inc. to be held at the AMC Lennox Towne Center Theatres, 777 Kinnear Road, Columbus, Ohio 43212, on Tuesday, May 4, 1999, and at any adjournments thereof, on all matters coming before said meeting.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS AND FOR APPROVAL OF THE PERFORMANCE GOALS OF THE AMENDED AND RESTATED SENIOR EXECUTIVE EARNINGS MAXIMIZATION PLAN.

COMMENTS:  (Change of address)


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
              (IF YOU HAVE WRITTEN IN THE ABOVE SPACE, PLEASE MARK
             THE CORRESPONDING BOX ON THE REVERSE SIDE OF THE CARD)

                                                                      ---------
                                                                        SEE
                                                                       REVERSE
                                                                        SIDE
                                                                      ---------